                                                                      EXHIBIT 99

FINANCIAL INFORMATION RELATED TO PRESENTING HUMAN SERVICES SEGMENT AS A DISCONTINUED OPERATION

                         INDEX TO FINANCIAL INFORMATION

                                                                     PAGE
                                                                   --------
(a)  Selected Financial Data.....................................       F-2
(b)  Management's Discussion and Analysis of Financial Condition
     and Results of Operations...................................       F-4
(c)  Historical Financial Statements and Schedule with Report of
     Independent Public Accountants..............................      F-15
     Consolidated balance sheets as of September 30, 1999 and
     2000........................................................      F-16
     Consolidated statements of operations for the fiscal years
     ended September 30, 1998, 1999 and 2000.....................      F-17
     Consolidated statements of changes in stockholders' equity for the fiscal years ended September 30, 1998, 1999 and
     2000........................................................      F-18
     Consolidated statements of cash flows for the fiscal years
     ended September 30, 1998, 1999 and 2000.....................      F-19
     Notes to consolidated financial statements..................      F-20

    The following financial statement schedule of the registrant and its subsidiaries is submitted herewith in response to Item 14(a)2:

                                                                     PAGE
                                                                   --------
     Schedule II--Valuation and qualifying accounts..............      F-61

(A) SELECTED FINANCIAL DATA

    The following table sets forth selected historical consolidated financial information of the Company for each of the five years in the period ended September 30, 2000. On September 2, 1999, the Company's Board of Directors approved a formal plan to dispose of the businesses included in the Company's healthcare provider and healthcare franchising segments and on September 10, 1999, the Company consummated such disposal. On October 4, 2000, the Company adopted a formal plan to dispose of the business included in the Company's specialty managed healthcare segment. On January 18, 2001, the Company adopted a formal plan to dispose of the business included in the Company's human services segment, and on March 9, 2001, the Company consummated such disposal. Accordingly, the statement of operations data has been restated to reflect the healthcare provider, healthcare franchising, specialty managed healthcare and human services business segments as discontinued operations. Selected consolidated financial information for the three years ended September 30, 2000 and as of September 30, 1999 and 2000 presented below, have been derived from, and should be read in conjunction with, the Company's audited consolidated financial statements and the notes thereto included elsewhere herein. Selected consolidated financial information for the two years ended September 30, 1997 and as of September 30, 1996, 1997, and 1998 has been derived from the Company's unaudited consolidated financial statements. The selected financial data set forth below also should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.

                                                             FISCAL YEAR ENDED SEPTEMBER 30,
                                               ------------------------------------------------------------
                                                  1996        1997        1998         1999         2000
                                               ----------   --------   ----------   ----------   ----------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue..................................  $  232,760   $375,541   $1,017,002   $1,465,918   $1,640,933
Salaries, cost of care and other operating
  expenses...................................     239,952    358,533      908,471    1,282,046    1,442,082
Equity in (earnings) loss of unconsolidated
  subsidiaries...............................       2,005      5,567      (12,795)     (20,442)      (9,792)
Depreciation and amortization................      11,729     16,874       42,413       62,408       68,261
Interest, net................................      48,584     46,438       76,505       93,752       97,286
Stock option expense (credit)................         914      4,292       (5,623)          18           --
Managed care integration costs...............          --         --       16,962        6,238           --
Special charges, net.........................       1,221         --           --        4,441       25,398
Income (loss) from continuing operations
  before income taxes, minority interest and
  extraordinary items........................     (71,645)   (56,163)      (8,931)      37,457       17,698
Provision for (benefit from) income taxes....     (29,155)   (22,961)         339       21,674        8,994
Income (loss) from continuing operations
  before minority interest and extraordinary
  items......................................     (42,490)   (33,202)      (9,270)      15,783        8,704
Minority interest............................       4,531      6,856        4,094          630          114
Income (loss) from continuing operations
  before extraordinary items.................     (47,021)   (40,058)     (13,364)      15,153        8,590
DISCONTINUED OPERATIONS:
  Income (loss) from discontinued
    operations...............................      79,404     44,813       27,096       36,958      (56,736)
  Loss on disposal of discontinued
    operations...............................          --         --           --      (47,423)     (17,662)
Income (loss) before extraordinary items.....      32,383      4,755       13,732        4,688      (65,808)
Extraordinary items--losses on early
  extinguishments of debt....................          --     (5,253)     (33,015)          --           --
Net income (loss)............................      32,383       (498)     (19,283)       4,688      (65,808)
Preferred dividend requirement and
  amortization of redeemable preferred stock
  issuance costs.............................          --         --           --           --        3,802
Income (loss) available to common
  stockholders...............................  $   32,383   $   (498)  $  (19,283)  $    4,688   $  (69,610)
INCOME (LOSS) PER COMMON SHARE AVAILABLE TO
  COMMON STOCKHOLDERS--BASIC:
Income (loss) from continuing operations
  before extraordinary items.................  $    (1.52)  $  (1.39)  $    (0.44)  $     0.48   $     0.15
Income (loss) from discontinued operations...        2.56       1.55         0.88        (0.33)       (2.32)
Loss from extraordinary items................          --      (0.18)       (1.07)          --           --
Net income (loss)............................  $     1.04   $  (0.02)  $    (0.63)  $     0.15   $    (2.17)
INCOME (LOSS) PER COMMON SHARE AVAILABLE TO
  COMMON STOCKHOLDERS--DILUTED:
Income (loss) from continuing operations
  before extraordinary items.................  $    (1.52)  $  (1.39)  $    (0.44)  $     0.48   $     0.15
Income (loss) from discontinued operations...        2.56       1.55         0.88        (0.33)       (2.30)
Loss from extraordinary items................          --      (0.18)       (1.07)          --           --
Net income (loss)............................  $     1.04   $  (0.02)  $    (0.63)  $     0.15   $    (2.15)
BALANCE SHEET DATA (END OF PERIOD):
Current assets...............................  $  338,150   $507,038   $  399,724   $  374,927   $  319,653
Current liabilities..........................     274,316    219,376      454,766      474,268      469,879
Property and equipment, net..................     495,390    109,214      177,169      120,667      112,612
Total assets.................................   1,140,137    896,868    1,917,088    1,881,615    1,803,787
Total debt and capital lease obligations.....     572,058    395,294    1,225,646    1,144,308    1,098,047
Stockholders' equity.........................     121,817    159,498      188,433      196,696      128,464

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES
                               SEPTEMBER 30, 2000

(B) MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Prior to June 1997, the Company derived the majority of its revenue from providing behavioral healthcare services in an inpatient setting. During the first quarter of fiscal 1996, the Company acquired a 61% ownership interest in Green Spring Health Services, Inc. ("Green Spring"). At that time, the Company intended to become a fully integrated behavioral healthcare provider by combining the behavioral managed healthcare products offered by Green Spring with the direct treatment services offered by the Company's psychiatric hospitals. During the second quarter of fiscal 1998, the minority stockholders of Green Spring converted their 39% ownership interest in Green Spring into an aggregate of 2,831,516 shares of Magellan common stock.

    Subsequent to the Company's acquisition of Green Spring, the growth of the behavioral managed healthcare industry accelerated. The Company concluded that the behavioral managed healthcare industry offered growth and earnings prospects superior to those of the psychiatric hospital industry. Therefore, the Company decided to sell its domestic psychiatric facilities to obtain capital for expansion of its behavioral managed healthcare business.

    On June 17, 1997, the Company consummated the Crescent Transactions (as defined) which provided the Company with approximately $200 million of net cash proceeds, after debt repayment, for use in implementing its business strategy to increase its participation in the managed healthcare industry. The Company used the net cash proceeds of approximately $200 million, after debt repayment, to finance the acquisitions of HAI and Allied in December 1997. The Company further implemented its business strategy through the acquisition of Merit in February 1998.

    On September 10, 1999, the Company consummated the CBHS Transactions (as defined). The CBHS Transactions, together with the formal plan of disposal authorized by the Company's Board of Directors on September 2, 1999, represented the disposal of the Company's healthcare provider and healthcare franchising business segments.

    On October 4, 2000, the Company adopted a formal plan to dispose of the business included in the Company's specialty managed healthcare segment through the sale and/or abandonment of these businesses and related assets. The specialty managed healthcare segment includes the businesses acquired in conjunction with the purchase of Vivra which was consummated February 29, 2000 and Allied on December 5, 1997. The initial purchase price of Vivra was $10.25 million and additional consideration of $10.0 million may be payable based upon future results. The Company paid approximately $54.5 million for Allied.

    On January 18, 2001, the Company's Board of Directors approved and the Company entered into a definitive agreement for the sale of the stock of National Mentor, Inc. ("Mentor"), which represents the business and interests that comprise the Company's human services segment. On March 9, 2001, the Company consummated the sale of Mentor. The sale of Mentor represents the disposal of the Company's human services business segment.

    APB 30 requires that the results of continuing operations be reported separately from those of discontinued operations for all periods presented and that any gain or loss from disposal of a segment of a business be reported in conjunction with the related results of discontinued operations. Accordingly, the Company has restated its results of operations for all prior periods related to the healthcare provider, healthcare franchising, specialty managed healthcare and human services business segments. The Company recorded an after-tax loss on disposal of its healthcare provider and healthcare franchising business segments of approximately $47.4 million (primarily non-cash), in fiscal 1999 and an after tax loss of $17.7 million on the disposal of its specialty managed healthcare segment in fiscal 2000.

    The Company currently is engaged in the behavioral managed healthcare business. The Company coordinates and manages the delivery of behavioral healthcare treatment services through its network of providers, which includes psychiatrists, psychologists and other medical professionals. The treatment services provided through these provider networks include outpatient programs (such as counseling or therapy), intermediate care programs (such as intensive outpatient programs and partial hospitalization services), inpatient treatment and crisis intervention services. The Company provides these services primarily through: (i) risk-based products, where the Company assumes all or a portion of the responsibility for the cost of providing treatment services in exchange for a fixed per member per month fee, (ii) Administrative Services Only ("ASO") products, where the Company provides services such as utilization review, claims administration or provider network management, (iii) Employee Assistance Programs ("EAP") and (iv) products which combine features of some or all of the Company's risk-based, ASO, or EAP products. At September 30, 2000, the Company managed the behavioral healthcare benefits of approximately 71.0 million individuals.

RESULTS OF OPERATIONS

FISCAL 1999 COMPARED TO FISCAL 2000

    NET REVENUE. Net revenue increased 11.9% or $175.0 million, to $1.64 billion for fiscal 2000. The increase in revenue was impacted by the 1999 period benefiting from net favorable adjustments of approximately $9.8 million in connection with settlements of certain retroactive issues related to customer contracts, as opposed to a net $1.4 million in similar favorable adjustments in fiscal 2000. Excluding the retroactive adjustments, net revenue increased approximately 12.6% which is primarily attributable to (i) increased membership growth, (ii) positive rate changes and (iii) new contracts. The revenue increases generated from new contracts were primarily driven by new public sector contracts initiated in Pennsylvania and Texas. Total covered lives increased 6.9% or 4.6 million, to 71.0 million at September 30, 2000.

    SALARIES, COST OF CARE AND OTHER OPERATING EXPENSES. Salaries, cost of care and other operating expenses increased 12.5% or $160.0 million, to $1.44 billion for fiscal 2000. The increase in operating expenses is a direct result of increased membership growth and new contracts, along with losses and reduced profitability on certain public sector contracts.

    EQUITY IN EARNINGS OF UNCONSOLIDATED SUBSIDIARIES. Equity in earnings of unconsolidated subsidiaries decreased 52.1% or $10.7 million, to $9.8 million in fiscal 2000. This decrease was a result of the decreased earnings of Premier Behavioral Systems of Tennessee, LLC ("Premier"), in which the Company maintains a 50% interest. The decrease in Premier's profitability was primarily a result of the 1999 period benefiting from positive contractual rate adjustments and an increase in accruals for potential losses from certain legal actions in the 2000 period.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 9.5%, or $5.9 million, to $68.3 million for fiscal 2000, from $62.4 million in fiscal 1999. The increase was primarily attributed to depreciation related to recent capital expenditures and amortization related to the additional purchase price payment of $60 million with respect to the HAI acquisition made in fiscal 2000. See Note 3--"Acquisitions and Joint Ventures" to the Company's audited consolidated financial statements set forth elsewhere herein.

    INTEREST, NET. Interest expense, net, increased 3.7%, or $3.5 million, to $97.3 million for fiscal 2000, from $93.8 million in fiscal 1999. The increase was primarily the result of higher borrowing rates during fiscal 2000.

    OTHER ITEMS. The Company recorded special charges of $25.4 million during fiscal 2000 comprised of: (i) $4.5 million of severance and lease termination costs and $15.8 million of impairment of certain long lived assets related to the closure of offices in connection with the psychiatric practice management business; (ii) $7.0 million of severance and lease termination costs related to the restructuring of the corporate function and certain behavioral managed healthcare sites and (iii) a $1.9 million non-recurring gain on the sale of the corporate aircraft.

    The Company's effective tax rate was 50.8% for fiscal 2000. The effective tax rate exceeds statutory rates due primarily to non-deductible goodwill amortization resulting primarily from acquisitions, offset by reductions in reserve estimates of approximately $9.1 million related to settlements with the Internal Revenue Service during the fourth quarter of fiscal 2000.

    DISCONTINUED OPERATIONS. The following tables summarize, for the periods indicated, income (loss) from discontinued operations, net of tax:

                                                             1999       2000
                                                           --------   --------
Healthcare provider segment..............................  $32,883    $     --
Healthcare franchising segment...........................   (3,238)         --
Specialty managed healthcare segment.....................   (1,320)    (65,221)
Human services segment...................................    8,633       8,485
                                                           -------    --------
                                                           $36,958    $(56,736)
                                                           =======    ========

    Income from the healthcare provider segment decreased 100%, or $32.9 million to $0 million for fiscal 2000 compared to $32.9 million for fiscal 1999. The decrease is primarily attributable to (i) the net effect of the Company's sale of its European hospital operations in April 1999, which included a gain on sale of $14.4 million, net of tax, (ii) income of $8.8 million, net of tax, from cost report settlements related primarily to the resolution of Medicare cost report matters in the fourth quarter of fiscal 1999 associated with the Company's sale of the Psychiatric Hospital Facilities, and (iii) discontinuance of all significant activities related to this segment in fiscal 2000. The Company ceased all activities related to its healthcare franchising segments during fiscal 1999.

    The loss from the specialty managed healthcare segment increased $63.9 million, to a loss of $65.2 million, net of tax, for fiscal 2000 compared to a loss of $1.3 million, net of tax, for fiscal 1999. During fiscal 2000 the Company recorded: (i) a pre-tax charge of $58.2 million in the second quarter related to the impairment of long-lived assets; (ii) pre-tax operating losses of approximately $41.1 million prior to the discontinued operations measurement date; and (iii) a federal tax benefit of $34.1 million. The operating losses were attributable to: (i) performance of certain risk-based contracts; (ii) cost to exit risk-based contracts including provision for uncollectible receivables and additional contractual liabilities; and (iii) severance and shut down cost incurred in conjunction with the wind down of operations.

    Income from the human services segment decreased 1.2% or $.1 million to $8.5 million for fiscal 2000, compared to $8.6 million for fiscal 1999. The decrease is primarily attributable to increased operating expenses related to (i) an increase in placements, (ii) decreased profitability and exit costs related to certain contracts and operations, and (ii) increased spending on conversion of computer systems. The increase in expenses was partially offset by a corresponding increase in revenues from increased placements and business acquisitions.

    The Company recorded a loss on disposal of discontinued operations of approximately $17.7 million, net of tax benefit of $9.2 million, at the end of fiscal 2000. This loss represents the additional cost incurred as a result of the plan adopted on October 4, 2000 to fully exit the specialty managed healthcare segment. See Note 3--"Discontinued Operations" to the Company's audited consolidated financial statements set forth elsewhere herein. The pre-tax loss is comprised of a $17.1 million impairment of the remaining long-lived assets and $9.8 million in lease terminations and other exit costs as defined by APB 30.

FISCAL 1998 COMPARED TO FISCAL 1999

    NET REVENUE. Net revenue increased 44.1% or $448.9 million, to $1.47 billion for fiscal 1999. Net revenue in fiscal 1999 benefited from net favorable adjustments of approximately $9.8 million in connection with settlements of certain retroactive issues related to customer contracts. Excluding the retroactive adjustments, net revenue increased approximately 43.2% which is primarily attributable to (i) HAI and Merit acquisitions in fiscal 1998, (ii) increased enrollment related to existing customers, (iii) expanded services and lives under management with certain public sector customers, and (iv) new business development, offset by the termination of one public sector contract (Montana Medicaid) in fiscal 1999. Total covered lives increased 7.8% or 4.8 million, to 66.4 million at September 30, 1999.

    SALARIES, COST OF CARE AND OTHER OPERATING EXPENSES. Salaries, cost of care and other operating expenses increased 41.1% or $373.6 million, to $1.28 billion for fiscal 1999. This increase is primarily related to the revenue increases noted above, offset by reductions in general and administrative costs as a result of the integration of Green Spring, HAI and Merit, and the termination of one public sector contract (Montana Medicaid) in fiscal 1999.

    EQUITY IN EARNINGS OF UNCONSOLIDATED SUBSIDIARIES. Equity in earnings of unconsolidated subsidiaries increased 59.4% or $7.6 million, to $20.4 million in fiscal 1999. The 1999 period benefited from positive contractual rate adjustments for Premier and improved performance for the Choice joint venture.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 47.2%, or $20.0 million, to $62.4 million for fiscal 1999, from $42.4 million in fiscal 1998. The increase was primarily attributed to (i) the acquisition of HAI and Merit in fiscal 1998, (ii) depreciation related to capital expenditures and
(iii) amortization related to the additional purchase price payment of $60 million to Aetna with respect to the HAI acquisition made in fiscal 1999.

    INTEREST, NET. Interest expense, net, increased 22.6%, or $17.3 million, to $93.8 million for fiscal 1999, from $76.5 million in fiscal 1998. The increase was primarily the result of interest expense incurred on borrowings used to fund the Merit acquisition and related transactions in fiscal 1998.

    OTHER ITEMS. Stock option expense for fiscal 1999 was not material compared to a credit of $5.6 million in fiscal 1998 primarily due to fluctuations in the market price of the Company's stock in fiscal 1998.

    The Company recorded managed care integration costs of $6.2 million for fiscal 1999, compared to $17.0 million in fiscal 1998. For a more complete discussion of managed care integration costs, see Note 10, "Managed Care Integration Plan and Costs and Special Charges" to the Company's audited consolidated financial statements set forth elsewhere herein.

    The Company recorded special charges of $4.4 million during fiscal 1999 related primarily to the loss on disposal of an office building, executive severance and costs associated with moving the Company's corporate headquarters from Atlanta, Georgia to Columbia, Maryland.

    The Company's effective income tax rate was 57.9% for fiscal 1999. The effective income tax rate exceeds statutory rates due primarily to non-deductible goodwill amortization resulting from acquisitions.

    Minority interest decreased $3.5 million, to $0.6 million for fiscal 1999 primarily as a result of the Green Spring minority stockholder conversion in fiscal 1998.

    DISCONTINUED OPERATIONS. The following tables summarize, for the periods indicated, income (loss) from discontinued operations, net of tax:

SEGMENT                                                       1998       1999
-------                                                     --------   --------
Health care provider segment..............................  $12,132    $32,883
Health care franchising segment...........................    8,399     (3,238)
Specialty managed healthcare segment......................      457     (1,320)
Human services segment....................................    6,108      8,633
                                                            -------    -------
                                                            $27,096    $36,958
                                                            =======    =======

    Income from the healthcare provider segment increased 171.0%, or $20.8 million to $32.9 million for fiscal 1999 compared to $12.1 million for fiscal 1998. The increase is primarily attributable to (i) the net effect of the Company's sale of its three European Hospitals in April 1999, which included a gain on sale of $14.4 million, net of tax, (ii) increases in income of $8.8 million, net of tax, from cost report settlements related primarily to the resolution of Medicare cost report matters in the fourth quarter of fiscal 1999 associated with the Company's sale of the Psychiatric Hospital Facilities, and
(iii) increases in income of $4.8 million, net of tax, related to adjustments to accounts receivable collection fee reserves recorded in connection with the Crescent Transactions, offset by reductions in adjustments to income of $2.5 million, net of tax, related to updated actuarial estimates of malpractice claims.

    Income from the healthcare franchising segment decreased $11.6 million, net of tax, to a loss of $3.2 million, net of tax, for fiscal 1999 compared to income of $8.4 million, net of tax, for the same period in 1998. The decrease was primarily attributable to the declining operating performance of CBHS, which resulted in the Company recording and collecting no franchise fees from CBHS in fiscal 1999.

    Income from the specialty managed healthcare segment decreased $1.8 million, to a loss of $1.3 million, net of tax, for fiscal 1999 compared to an income of $0.5 million, net of tax, for the same period in 1998. The decrease is primarily a result of a loss of a significant customer at the end of 1998 and increased administrative spending during 1999.

    Income from the human services segment increased $2.5 million, or 41.0%, to $8.6 million for fiscal 1999, from $6.1 million in fiscal 1998. The increase was primarily attributable to acquisitions consummated in fiscal 1998 and fiscal 1999 and internal growth, offset by reductions in revenue and profit at one acquired business in fiscal 1999 as a result of rate and placement reductions from a state agency.

    The Company recorded a loss on disposal of discontinued operations of approximately $47.4 million during fiscal 1999 as a result of the CBHS Transactions. See Note 3, "Discontinued Operations" to the Company's audited consolidated financial statements set forth elsewhere herein.

    EXTRAORDINARY ITEM. The Company recorded an extraordinary loss on early extinguishment of debt of approximately $33.0 million, net of tax, during fiscal 1998, related primarily to refinancing the Company's long-term debt in connection with the Merit acquisition.

OUTLOOK--RESULTS OF OPERATIONS

    The Company's Segment Profit is subject to significant fluctuations on a quarterly basis. These fluctuations may result from: (i) changes in utilization levels by enrolled members of the Company's risk-based contracts, including seasonal utilization patterns; (ii) performance-based contractual adjustments to revenue, reflecting utilization results or other performance measures;
(iii) retroactive contractual adjustments under commercial contracts and CHAMPUS contracts; (iv) retrospective membership adjustments; (v) timing of implementation of new contracts and enrollment changes; (vi) pricing adjustments upon long-term contract renewals; and (vii) changes in estimates regarding medical costs and incurred but not yet reported medical claims.

    Both the Company and Premier, in which the Company has a fifty percent interest, separately contract with the State of Tennessee to manage the behavioral healthcare benefits for the State's TennCare program ("TennCare Contracts"). The Company's direct contract (exclusive of Premier) represented approximately 13.8% of the Company's revenue in fiscal 2000. The TennCare Contracts contained provisions that limited the Company's profits, subject to the recoupment of losses incurred in prior periods. An amendment to the contracts in July 2000 eliminated the ability to recoup prior period losses. The Company's profit under the TennCare Contracts benefited during fiscal 1999 and, to a lesser extent, during fiscal 2000 from the ability to recoup prior period losses. The Company's Segment Profit under the TennCare Contracts was lower in fiscal 2000 than fiscal 1999 as result of these contract provisions and accruals for potential losses related to litigation involving Premier in which the Company has a 50% interest. See Note 12--"Commitments and Contingencies" to the Company's audited consolidated financial statements included elsewhere herein.

    INTEREST RATE RISK. The Company had $466.6 million of total debt outstanding under the Credit Agreement at September 30, 2000. Debt under the Credit Agreement bears interest at variable rates. Historically, the Company has elected the interest rate option under the Credit Agreement that is an adjusted London inter-bank offer rate ("LIBOR") plus a borrowing margin. See Note 5, "Long-Term Debt, Capital Lease Obligations and Operating Leases", to the Company's audited consolidated financial statements appearing elsewhere herein. Based on September 30, 2000 borrowing levels, a 25 basis point increase in interest rates would cost the Company approximately $1.2 million per year in additional interest expense. LIBOR-based Eurodollar borrowing rates have increased during fiscal 2000. One month and six month LIBOR-based Eurodollar rates increased by approximately 120 basis points and 80 basis points, respectively, between September 1999 and September 2000 and may continue to increase during fiscal 2001. The Company's earnings could be adversely affected by further increases in interest rates.

HISTORICAL LIQUIDITY AND CAPITAL RESOURCES--FISCAL 1998-2000

    OPERATING ACTIVITIES. The Company's net cash provided by (used in) operating activities was $(4.2) million, $41.9 million and $86.7 million for fiscal 1998, 1999 and 2000, respectively. The increase in cash provided by operating activities in fiscal 2000 compared to fiscal 1999 was primarily effected by: (i) a reduction of $22.6 million of liability related to the unpaid claims portfolio transfer consummated during fiscal 1999; (ii) improved collection of accounts receivable in fiscal 2000 including amounts in connection with Medicare cost reports related to the psychiatric hospital business; (iii) increases in medical claims payables and (iv) the offset of non-recurring cash payments totaling $38.1 million related to TRICARE adjustments incurred in fiscal 2000. The increase in cash provided by operating activities in fiscal 1999 compared to fiscal 1998 was primarily the result of reduction in income taxes paid, net of refunds received, of $10.8 million, and increases in cash flows from operations as a result of the HAI and Merit acquisitions, offset by reductions in franchise fees collected from CBHS of $40.6 million, changes in reserve for unpaid claims of $11.0 million and increases in interest paid of $6.9 million.

    INVESTING ACTIVITIES. The Company utilized $44.2 million, $48.1 million and $36.9 million in funds during fiscal 1998, 1999 and 2000, respectively, for capital expenditures. The increase in fiscal 1999 was the result of the Company's transition to the managed care business from the provider business.

    The Company used $1.05 billion, $69.5 million and $68.6 million in funds during fiscal 1998, 1999 and 2000, respectively, net of cash acquired, for acquisitions and investments in businesses. This included primarily managed care acquisitions and human services acquisitions in fiscal 1998 and contingent purchase consideration paid to Aetna related to previously acquired businesses.

    The Company received distributions from unconsolidated subsidiaries of $11.4 million, $22.0 million and $14.3 million in fiscal 1998, 1999 and 2000, respectively. Distributions received from Choice (as defined) were $11.4 million, $13.0 million and $14.1 million in fiscal 1998, 1999 and 2000 respectively, with the remaining distributions being received from the remaining unconsolidated subsidiaries in fiscal 1999 and 2000.

    The Company received proceeds from the sale of assets of $11.9 million, $54.2 million and $3.3 million in fiscal 1998, 1999 and 2000, respectively. The sales proceeds were generated primarily from (i) the sale of hospital real estate related to closed hospitals retained by the Company in fiscal 1998,
(ii) the sale of the European psychiatric provider operations in fiscal 1999, and (iii) sale of the corporate aircraft in fiscal 2000.

    FINANCING ACTIVITIES. The Company borrowed approximately $1.2 billion, $76.8 million and $59.6 million during fiscal 1998, 1999 and 2000, respectively. The fiscal 1998 borrowings primarily funded the Merit acquisition and related long-term debt refinancing with the remaining amounts representing borrowings under the Revolving Facility for short-term capital needs. The fiscal 1999 and 2000 borrowings were primarily draws under the Revolving Facility for short-term capital needs.

    The Company made net repayments of approximately $438.6 million, $156.0 million and $110.3 million of debt and capital lease obligations during fiscal 1998, 1999 and 2000, respectively. The fiscal 1998 repayments related primarily to the extinguishment of the Magellan Outstanding Notes as part of the Merit acquisition. The fiscal 1999 and 2000 payments were for Term Loan Facility principal amortization and required Term Loan Facility principal payments primarily related to the sale of the European Hospitals and the TPG investment.

    The Company completed the sale of 59,063 shares of Series A Redeemable Preferred Stock to TPG during the quarter ended December 31, 1999, for a total price of approximately $54.0 million, net of issuance costs. Approximately 50% of the net proceeds were used to reduce debt outstanding under the Term Loan Facility with the remaining 50% being used for general corporate purposes. See
Note 7--"Redeemable Preferred Stock" to the Company's audited historical consolidated financial statements set forth elsewhere herein.

    On November 1, 1996, the Company announced that its board of directors had approved the repurchase of an additional 3.0 million shares of common stock from time to time subject to the terms of the Company's then current credit agreements. During fiscal 1998, the Company repurchased approximately 0.7 million shares of its common stock for approximately $14.4 million.

    As of September 30, 2000, the Company had approximately $90.4 million of availability under the Revolving Facility, excluding approximately $29.6 million of availability reserved for certain letters of credit. The Company believes it was in compliance with all debt covenants as of September 30, 2000.

OUTLOOK--LIQUIDITY AND CAPITAL RESOURCES

    DEBT SERVICE OBLIGATIONS. The interest payments on the Company's $625.0 million 9% Series A Senior Subordinated Notes due 2008 (the "Notes") and interest and principal payments on indebtedness outstanding pursuant to the Company's $700.0 million Credit Agreement (the "Credit

Agreement") represent significant liquidity requirements for the Company. Borrowings under the Credit Agreement bear interest at floating rates and require interest payments on varying dates depending on the interest rate option selected by the Company. As of September 30, 2000, borrowings pursuant to the Credit Agreement included $436.6 million under the Term Loan Facility (the "Term Loan Facility") and up to $150.0 million under the Revolving Facility (the "Revolving Facility"). The Company had $30.0 million of borrowings and $29.6 million of letters of credit outstanding under the Revolving Facility at September 30, 2000. As of September 30, 2000, the Company is required to repay the principal amount of borrowings outstanding under the Term Loan Facility and the principal amount of the Notes in the years and amounts set forth in the following table (in millions):

                                                               REMAINING
                                                               PRINCIPAL
FISCAL YEAR                                                      AMOUNT
-----------                                                    ----------
2001........................................................     $ 34.1
2002........................................................       43.3
2003........................................................       80.7
2004........................................................      167.3
2005........................................................      115.6
2006........................................................       25.6
2007........................................................         --
2008........................................................     $625.0

    In addition, any amounts outstanding under the Revolving Facility mature in February 2004.

    POTENTIAL PURCHASE PRICE ADJUSTMENTS. In December 1997, the Company purchased HAI from Aetna for approximately $122.1 million, excluding transaction costs. In addition, the Company incurred the obligation to make contingent payments to Aetna which may total up to $60.0 million annually over the five-year period subsequent to closing. The Company may be obligated to make contingent payments under two separate calculations, which are primarily based upon membership levels during the contract year (as defined) and are calculated at the end of the contractual year. "Contract Year" means each of the twelve-month periods ending on the last day of December in 1998, 1999, 2000, 2001, and 2002.

    The Company paid $60.0 million to Aetna for both the Contract Years ended December 31, 1998 and 1999. Also, based upon the most recent membership enrollment data related to the Contract Year to end December 31, 2000 ("Contract Year 3"), the Company believed beyond a reasonable doubt that it would be required to make the full $60.0 million payment related to Contract Year 3 and, therefore, the amount is included in goodwill and other intangible assets at September 30, 2000. The Company recorded $120.0 million of goodwill and other intangible assets related to the purchase of HAI during fiscal 1999 related to Contract Years 1 and 2. The Contract Year 3 liability of $60.0 million is included in "Deferred credits and other long-term liabilities" in the Company's consolidated balance sheet as of September 30, 2000. The Company paid this obligation during the second quarter of fiscal 2001.

    By virtue of acquiring Merit, the Company is required to make certain payments to the former shareholders of CMG Health, Inc. ("CMG"), a managed behavioral healthcare company that was acquired by Merit in September 1997. Such contingent payments and other related contingencies amount to approximately $24.0 million. The Company will pay this amount during the third quarter of fiscal 2001.

    REVOLVING FACILITY AND LIQUIDITY. The Revolving Facility provides the Company with revolving loans and letters of credit in an aggregate principal amount at any time not to exceed $150.0 million. At September 30, 2000, the Company had approximately $90.4 million of availability under the Revolving Facility. The Company estimates that it will spend approximately $34.0 million for capital expenditures in fiscal 2001. The majority of the Company's anticipated capital expenditures relate to management information systems and related equipment. The Company believes that the cash flows generated from its operations, together with amounts available for borrowing under the Revolving Facility and proceeds from the sale of the Provider Joint Ventures, will be sufficient to fund its debt service requirements, anticipated capital expenditures, contingent payments, with respect to HAI and CMG, and other investing and financing activities over the next year.

    RESTRICTIVE FINANCING COVENANTS. The Credit Agreement imposes restrictions on the Company's ability to make capital expenditures, and both the Credit Agreement and the Indenture limit the Company's ability to incur additional indebtedness. Such restrictions, together with the highly leveraged financial condition of the Company, may limit the Company's ability to respond to market opportunities. The covenants contained in the Credit Agreement also, among other things, restrict the ability of the Company to: dispose of assets; repay other indebtedness; amend other debt instruments (including the Indenture); pay dividends; create liens on assets; enter into sale and leaseback transactions; make investments, loans or advances; redeem or repurchase common stock; and make acquisitions.

    STRATEGIC ALTERNATIVES TO REDUCE LONG-TERM DEBT AND IMPROVE LIQUIDITY. The Company continually evaluates strategic alternatives to reduce debt and improve liquidity, including issuance of equity or debt, refinancing of existing debt and disposition of non-core assets.

    On December 15, 1999, the Company received approximately $54.0 million of net proceeds (after transaction costs) upon issuance of Series A Preferred Stock to TPG. Approximately 50% of the net proceeds received from the issuance of the Series A Preferred Stock was used to reduce debt outstanding under the Term Loan Facility with the remaining 50% of the proceeds being used for general corporate purposes. The Company is also reviewing additional strategic alternatives to improve its capital structure and liquidity. There can be no assurance that the Company will be able to consummate any other transaction that will improve its capital structure and/or liquidity.

    On January 18, 2001, the Company's Board of Directors approved and the Company entered into a definitive agreement for the sale of the stock of National Mentor, Inc. ("Mentor"), the Company's human services business segment. On March 9, 2001, the Company consummated the sale of Mentor to an entity formed by the management of Mentor and Madison Dearborn Partners, a private equity investment firm. The Company received approximately $113 million in consideration, net of approximately $2 million in transaction costs. The Company's consideration consisted of approximately $103 million in cash and $10 million in the form of an interest-bearing note. The Company also assumed liabilities approximating $3 million. Approximately $50 million of the proceeds were used to retire Term Loans as required by the Company's Credit Agreement, with the remainder used to reduce amounts outstanding under its Revolving Facility. There can be no assurance that the Company will be able to divest of any other business or that the divestiture of such businesses would result in significant reductions of long-term debt or improvements in liquidity.

    NET OPERATING LOSS CARRYFORWARDS. During fiscal 2000, the Company reached an agreement (the "IRS Agreement") with the Internal Revenue Service ("IRS") related to its federal income tax returns for the fiscal years ended September 30, 1992 and 1993. The IRS had originally proposed to disallow approximately $162 million of deductions related primarily to interest expense in fiscal 1992. Under the IRS Agreement, the Company paid approximately $1 million in taxes and interest to the IRS in the second quarter of fiscal 2001 to resolve the assessment relating to taxes due for these open years, although no concession was made by either party as to the Company's ability to utilize these deductions through net operating loss carryforwards. As a result of the IRS Agreement, the Company recorded a reduction in deferred tax reserves of approximately $9.1 million as a change in estimate in the current year. While any IRS assessment related to these deductions is not expected to result in a material cash payment for income taxes related to prior years, the Company's net operating loss carryforwards for federal income tax could be reduced if the IRS later successfully challenges these deductions.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133") was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variability in cash flows attributable to a particular risk, or
(c) a hedge of the foreign currency exposure of a net investment on a foreign operation, an unrecognized firm commitment, an available for sale security and a forecasted transaction. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" was issued in June 1999 and deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" ("SFAS
No. 138"), was issued on June 2000 and also amends SFAS No. 133. SFAS No. 138 addresses a limited number of issues causing implementation difficulties. Consequently, the Company will be required to implement SFAS No. 133 for all fiscal quarters for the fiscal year beginning October 1, 2000. The Company expects the adoption of this pronouncement will not have a material effect on the Company's financial statements.

    Emerging Issues Task Force Issue 96-16, "Investor's Accounting for an Investee When the Investor Has a Majority of the Voting Interest but a Minority Shareholder or Shareholders Have Certain Approval or Veto Rights" ("EITF 96-16") supplements the guidance contained in AICPA Accounting Research Bulletin 51, "Consolidated Financial Statements", and in Statement of Financial Accounting Standards No. 94, "Consolidation of All Majority-Owned Subsidiaries" ("ARB 51/SFAS 94"), about the conditions under which the Company's consolidated financial statements should include the financial position, results of operations and cash flows of subsidiaries which are less than wholly-owned along with those of the Company and its subsidiaries.

    In general, ARB 51/SFAS 94 requires consolidation of all majority-owned subsidiaries except those for which control is temporary or does not rest with the majority owner. Under the ARB 51/SFAS 94 approach, instances of control not resting with the majority owner were generally regarded to arise from such events as the legal reorganization or bankruptcy of the majority-owned subsidiary. EITF 96-16 expands the definition of instances in which control does not rest with the majority owner to include those where significant approval or veto rights, other than those which are merely protective of the minority shareholder's interest, are held by the minority shareholder or shareholders ("Substantive Participating Rights"). Substantive Participating Rights include, but are not limited to: (i) selecting, terminating and setting the compensation of management responsible for implementing the majority-owned subsidiary's policies and procedures; and (ii) establishing operating and capital decisions of the majority-owned subsidiary, including budgets, in the ordinary course of business.

    The provisions of EITF 96-16 apply to new investment agreements made after July 24, 1997, and to existing agreements which are modified after such date. The Company has made no new investments, and has modified no existing investments, to which the provisions of EITF 96-16 would have applied.

    In addition, the transition provisions of EITF 96-16 must be applied to majority-owned subsidiaries previously consolidated under ARB 51/SFAS 94 for which the underlying agreements have not been modified in financial statements issued for years ending after December 15, 1998 (fiscal 1999 for the

Company). The adoption of the transition provisions of EITF 96-16 on October 1, 1998 had the following effect on the Company's consolidated financial position:

                                                             OCTOBER 1,
                                                                1998
                                                             ----------
Increase (decrease) in:
  Cash and cash equivalents................................   $(21,092)
  Other current assets.....................................     (9,538)
  Long-term assets.........................................    (30,049)
  Investment in unconsolidated subsidiaries................     26,498
                                                              --------
    Total Assets...........................................   $(34,181)
                                                              ========
  Current liabilities......................................   $(10,381)
  Minority interest........................................    (23,800)
                                                              --------
    Total Liabilities......................................   $(34,181)
                                                              ========

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    The Company has significant interest rate risk related to its variable rate debt outstanding under the Credit Agreement. See "Cautionary Statement--Leverage and Debt Service Obligations" in the Company's 10-K/A, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Outlook--Results of Operations" and "Outlook--Liquidity and Capital Resources" and
Note 5--"Long-Term Debt, Capital Lease Obligations and Operating Leases" to the Company's audited consolidated financial statements set forth elsewhere herein.

(C) HISTORICAL FINANCIAL STATEMENTS AND SCHEDULE WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Magellan Health Services, Inc:

    We have audited the accompanying consolidated balance sheets of Magellan Health Services, Inc. (a Delaware corporation) and subsidiaries as of September 30, 1999 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended September 30, 2000. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Magellan Health
Services, Inc. and subsidiaries as of September 30, 1999 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States.

    Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Baltimore, Maryland

April 6, 2001

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 1999         2000
                                                              ----------   ----------
                           ASSETS
Current Assets:
  Cash and cash equivalents.................................  $   37,440   $   41,628
  Accounts receivable, less allowance for doubtful accounts
    of $28,437 at September 30, 1999 and $11,592 at
    September 30, 2000......................................     198,646      137,224
  Restricted cash and investments...........................     116,824      117,723
  Refundable income taxes...................................       3,452        4,416
  Other current assets......................................      18,565       18,662
                                                              ----------   ----------
      Total Current Assets..................................     374,927      319,653
Property and equipment, net.................................     120,667      112,612
Deferred income taxes.......................................      91,657      121,782
Investments in unconsolidated subsidiaries..................      18,396       12,746
Other long-term assets......................................       9,599       10,235
Goodwill, net of accumulated amortization of $60,869 at
  September 30, 1999 and $81,286 at September 30, 2000......   1,108,086    1,074,753
Other intangible assets, net of accumulated amortization of
  $26,457 at September 30, 1999 and $40,789 at September 30,
  2000......................................................     158,283      152,006
                                                              ----------   ----------
                                                              $1,881,615   $1,803,787
                                                              ==========   ==========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $   44,425   $   40,687
  Accrued liabilities.......................................     209,796      175,698
  Medical claims payable....................................     189,928      219,375
  Current maturities of long-term debt and capital lease
    obligations.............................................      30,119       34,119
                                                              ----------   ----------
      Total Current Liabilities.............................     474,268      469,879
                                                              ----------   ----------
  Long-term debt and capital lease obligations..............   1,114,189    1,063,928
                                                              ----------   ----------
  Deferred credits and other long-term liabilities..........      92,948       83,226
                                                              ----------   ----------
  Minority interest.........................................       3,514          456
                                                              ----------   ----------
  Commitments and Contingencies
  Redeemable preferred stock................................          --       57,834
                                                              ----------   ----------
  Stockholders' Equity:
    Preferred stock, without par value
      Authorized -- 10,000 shares at September 30, 1999 and
     9,793 shares at September 30, 2000
      Issued and outstanding--none..........................          --           --
    Common stock, par value $.25 per share
      Authorized--80,000 shares
      Issued 34,268 shares and outstanding 31,979 shares at
     September 30, 1999
      and issued 34,936 shares and outstanding 32,647 shares
     at September 30, 2000..................................       8,566        8,733
  Other Stockholders' Equity:
    Additional paid-in capital..............................     352,030      349,541
    Accumulated deficit.....................................    (144,550)    (210,358)
    Warrants outstanding....................................      25,050       25,050
    Common stock in treasury, 2,289 shares at September 30,
     1999 and September 30, 2000............................     (44,309)     (44,309)
    Cumulative foreign currency adjustments included in
     other comprehensive income.............................         (91)        (193)
                                                              ----------   ----------
      Total Stockholders' Equity............................     196,696      128,464
                                                              ----------   ----------
                                                              $1,881,615   $1,803,787
                                                              ==========   ==========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated balance sheets.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                FISCAL YEAR ENDED SEPTEMBER 30,
                                                              ------------------------------------
                                                                 1998         1999         2000
                                                              ----------   ----------   ----------
Net revenue.................................................  $1,017,002   $1,465,918   $1,640,933
                                                              ----------   ----------   ----------
Costs and expenses:
  Salaries, cost of care and other operating expenses.......     908,471    1,282,046    1,442,082
  Equity in earnings of unconsolidated subsidiaries.........     (12,795)     (20,442)      (9,792)
  Depreciation and amortization.............................      42,413       62,408       68,261
  Interest, net.............................................      76,505       93,752       97,286
  Stock option expense (credit).............................      (5,623)          18           --
  Managed care integration costs............................      16,962        6,238           --
  Special charges...........................................          --        4,441       25,398
                                                              ----------   ----------   ----------
                                                               1,025,933    1,428,461    1,623,235
Income (loss) from continuing operations before income
  taxes, minority interest and extraordinary items..........      (8,931)      37,457       17,698
Provision for income taxes..................................         339       21,674        8,994
                                                              ----------   ----------   ----------
Income (loss) from continuing operations before minority
  interest and extraordinary items..........................      (9,270)      15,783        8,704
Minority interest...........................................       4,094          630          114
                                                              ----------   ----------   ----------
Income (loss) from continuing operations before
  extraordinary items.......................................     (13,364)      15,153        8,590
                                                              ----------   ----------   ----------
Discontinued operations:
  Income (loss) from discontinued operations (1)............      27,096       36,958      (56,736)
  Loss on disposal of discontinued operations, net of income
    tax benefit of $31,616 in 1999 and $9,224 in 2000.......          --      (47,423)     (17,662)
                                                              ----------   ----------   ----------
                                                                  27,096      (10,465)     (74,398)
                                                              ----------   ----------   ----------
Income (loss) before extraordinary items....................      13,732        4,688      (65,808)
Extraordinary items--net losses on early extinguishments of
  debt (net of income tax benefit of $22,010 in 1998).......     (33,015)          --           --
                                                              ----------   ----------   ----------
Net income (loss)...........................................     (19,283)       4,688      (65,808)
Preferred dividend requirement and amortization of
  redeemable preferred stock issuance costs.................          --           --        3,802
                                                              ----------   ----------   ----------
Income (loss) available to common stockholders..............     (19,283)       4,688      (69,610)
Other comprehensive income (loss)...........................         675        1,106         (102)
                                                              ----------   ----------   ----------
Comprehensive income (loss).................................  $  (18,608)  $    5,794   $  (69,712)
                                                              ----------   ----------   ----------
Weighted average number of common shares
  outstanding--basic........................................      30,784       31,758       32,144
                                                              ----------   ----------   ----------
Weighted average number of common shares
  outstanding--diluted......................................      30,784       31,916       32,386
                                                              ----------   ----------   ----------
Income (loss) per common share available to common
  stockholders--basic:
  Income (loss) from continuing operations before
    extraordinary items.....................................  $    (0.44)  $     0.48   $     0.15
                                                              ----------   ----------   ----------
  Income (loss) from discontinued operations................  $     0.88   $    (0.33)  $    (2.32)
                                                              ----------   ----------   ----------
  Extraordinary losses on early extinguishments of debt.....  $    (1.07)  $       --   $       --
                                                              ----------   ----------   ----------
Net income (loss)...........................................  $    (0.63)  $     0.15   $    (2.17)
                                                              ----------   ----------   ----------
Income (loss) per common share available to common
  stockholders--diluted:
                                                              ----------   ----------   ----------
  Income (loss) from continuing operations before
    extraordinary items.....................................  $    (0.44)  $     0.48   $     0.15
                                                              ----------   ----------   ----------
  Income (loss) from discontinued operations................  $     0.88   $    (0.33)  $    (2.30)
                                                              ----------   ----------   ----------
  Extraordinary losses on early extinguishments of debt.....  $    (1.07)  $       --   $       --
                                                              ----------   ----------   ----------
Net income (loss)...........................................  $    (0.63)  $     0.15   $    (2.15)
                                                              ----------   ----------   ----------

------------------------------

(1) Net of income tax provision (benefit) of $18,586, $25,450 and $(27,577) for fiscal 1998, 1999 and 2000, respectively.

          The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                               FISCAL YEAR ENDED SEPTEMBER 30,
                                                              ---------------------------------
                                                                1998        1999        2000
                                                              ---------   ---------   ---------
Common Stock:
  Balance, beginning of period..............................  $   8,361   $   8,476   $   8,566
  Exercise of options.......................................        115          90         167
                                                              ---------   ---------   ---------
  Balance, end of period....................................      8,476       8,566       8,733
                                                              ---------   ---------   ---------
Additional paid-in capital:
  Balance, beginning of period..............................    340,645     349,651     352,030
  Stock option expense (credit).............................     (5,623)         18          --
  Exercise of options and warrants..........................      3,867       2,542       1,313
  Preferred dividend requirement and amortization of
    redeemable preferred stock issuance cost................         --          --      (3,802)
  Green Spring Minority Stockholder Conversion..............     10,722          --          --
  Other.....................................................         40        (181)         --
                                                              ---------   ---------   ---------
  Balance, end of period....................................    349,651     352,030     349,541
                                                              ---------   ---------   ---------
Accumulated deficit:
  Balance, beginning of period..............................   (129,955)   (149,238)   (144,550)
  Net income (loss).........................................    (19,283)      4,688     (65,808)
                                                              ---------   ---------   ---------
  Balance, end of period....................................   (149,238)   (144,550)   (210,358)
                                                              ---------   ---------   ---------
Warrants outstanding:
  Balance, beginning and end of period......................     25,050      25,050      25,050
                                                              ---------   ---------   ---------
Common stock in treasury:
  Balance, beginning of period..............................    (82,731)    (44,309)    (44,309)
  Purchases of treasury stock...............................    (14,352)         --          --
  Green Spring Minority Stockholder Conversion..............     52,774          --          --
                                                              ---------   ---------   ---------
  Balance, end of period....................................    (44,309)    (44,309)    (44,309)
                                                              ---------   ---------   ---------
Cumulative foreign currency adjustments included in other
  comprehensive income:
  Balance, beginning of period..............................     (1,872)     (1,197)        (91)
Components of other comprehensive income (loss):
  Unrealized foreign currency translation gain (loss) (net
    of reclassification adjustment related to sale of
    European Hospitals of $1,678 in 1999)...................      1,125        (230)       (171)
  Sale of European Hospitals................................         --       2,074          --
                                                              ---------   ---------   ---------
                                                                  1,125       1,844        (171)
  Provision for (benefit from) income taxes.................        450         738         (69)
                                                              ---------   ---------   ---------
  Other comprehensive income (loss).........................        675       1,106        (102)
                                                              ---------   ---------   ---------
  Balance, end of period....................................     (1,197)        (91)       (193)
                                                              ---------   ---------   ---------
Total Stockholders' Equity..................................  $ 188,433   $ 196,696   $ 128,464
                                                              =========   =========   =========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               FISCAL YEAR ENDED SEPTEMBER 30,
                                                              ----------------------------------
                                                                 1998         1999        2000
                                                              -----------   ---------   --------
Cash Flows From Operating Activities:
  Net income (loss).........................................  $   (19,283)  $   4,688   $(65,808)
                                                              -----------   ---------   --------
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Gain on sale of assets....................................       (3,001)    (23,623)    (2,442)
  Loss on CBHS Transactions.................................           --      79,039         --
  Depreciation and amortization.............................       49,264      73,531     79,244
  Impairment of long-lived assets...........................        2,507          --     91,015
  Other non-cash portion of special charges and discontinued
    operations..............................................       37,499        (422)
  Equity in earnings of unconsolidated subsidiaries.........      (12,795)    (20,442)    (9,792)
  Stock option expense (credit).............................       (5,623)         18         --
  Non-cash interest expense.................................        2,935       3,843      4,376
  Extraordinary losses on early extinguishments of debt.....       55,025          --         --
Cash flows from changes in assets and liabilities, net of
  effects from sales and acquisitions of businesses:
  Accounts receivable, net..................................       (1,585)    (21,321)    63,057
  Restricted cash and investments...........................      (21,782)    (22,130)      (899)
  Other assets..............................................        1,945       8,759     (8,246)
  Accounts payable and accrued liabilities..................      (50,082)    (20,842)   (42,960)
  Medical claims payable....................................        6,358     (22,202)    19,767
  Income taxes payable and deferred income taxes............      (14,489)     14,143    (31,089)
  Reserve for unpaid claims.................................      (19,177)    (30,196)       (78)
  Other liabilities.........................................       (9,290)     17,224     (8,361)
  Minority interest, net of dividends paid..................         (929)      3,142     (1,010)
  Other.....................................................       (1,701)     (1,333)      (102)
                                                              -----------   ---------   --------
  Total adjustments.........................................       15,079      37,188    152,480
                                                              -----------   ---------   --------
    Net cash (used in) provided by operating activities.....       (4,204)     41,876     86,672
                                                              -----------   ---------   --------
Cash Flows From Investing Activities:
  Capital expenditures......................................      (44,213)    (48,119)   (36,924)
  Acquisitions and investments in businesses, net of cash
    acquired................................................   (1,046,436)    (69,457)   (68,597)
  Conversion of joint ventures from consolidation to equity
    method..................................................           --     (21,092)        --
  Distributions received from unconsolidated subsidiaries...       11,441      21,970     14,324
  Decrease in assets restricted for settlement of unpaid
    claims and other long-term liabilities..................       51,006      42,570       (214)
  Proceeds from sale of assets..............................       11,875      54,196      3,300
                                                              -----------   ---------   --------
    Net cash used in investing activities...................   (1,016,327)    (19,932)   (88,111)
                                                              -----------   ---------   --------
Cash Flows From Financing Activities:
  Payments on debt and capital lease obligations............     (438,633)   (156,004)  (110,260)
  Proceeds from issuance of debt, net of issuance costs.....    1,188,706      76,818     59,642
  Proceeds from issuance of redeemable preferred stock, net
    of issuance costs.......................................           --          --     54,765
  Proceeds from exercise of stock options and warrants......        3,982       2,632      1,480
  Purchases of treasury stock...............................      (14,352)         --         --
                                                              -----------   ---------   --------
    Net cash provided by (used in) financing activities.....      739,703     (76,554)     5,627
                                                              -----------   ---------   --------
Net increase (decrease) in cash and cash equivalents........     (280,828)    (54,610)     4,188
Cash and cash equivalents at beginning of period............      372,878      92,050     37,440
                                                              -----------   ---------   --------
Cash and cash equivalents at end of period..................  $    92,050   $  37,440   $ 41,628
                                                              ===========   =========   ========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2000

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The consolidated financial statements of Magellan Health Services, Inc., a Delaware corporation, ("Magellan" or the "Company") include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company operates only in the behavioral managed healthcare business.

    On January 18, 2001, the Company's Board of Directors approved and the Company entered into a definitive agreement for the sale of National Mentor, Inc. ("Mentor"), which represents the business and interest that comprise the Company's human services business segment. On March 9, 2001, the Company consummated the sale of the stock of Mentor to an entity formed by the management of Mentor and Madison Dearborn Partners, a private equity investment firm. As discussed in Note 3--"Discontinued Operations", the Company's human services segment has been accounted for as discontinued operations and the accompanying consolidated financial statements presented herein has been restated to report separately the operating results of this discontinued operation.

    On September 2, 1999, the Company's Board of Directors approved a formal plan to dispose of the businesses and interests that comprise the Company's healthcare provider and healthcare franchising business segments (the "Disposal Plan"). On October 4, 2000, the Company adopted a formal plan to dispose of the business and interest that comprised the Company's specialty managed healthcare business segment. The results of operations of the healthcare provider, healthcare franchising and specialty managed healthcare business segments have been reported in the accompanying financial statements as discontinued operations for all periods presented. In reporting the specialty managed healthcare segment as discontinued operations, the Company has followed the provisions of Emerging Issues Task Force No. 95-18 ("EITF 95-18"), "Accounting and Reporting for a Discontinued Business Segment When the Measurement Date Occurs after the Balance Sheet Date but before the Issuance of Financial Statements."

    USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    MANAGED CARE REVENUE

    Managed care revenue is recognized over the applicable coverage period on a per member basis for covered members and as earned and estimable for performance-based revenues. Deferred revenue is recorded when premium payments are received in advance of the applicable coverage period.

    ADVERTISING COSTS

    The production costs of advertising are expensed as incurred. The Company does not consider any of its advertising costs to be direct-response and, accordingly, does not capitalize such costs. Advertising costs consist primarily of radio and television air time, which are expensed as incurred, and printed

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) media services. Advertising expense for continuing operations was approximately $2.4 million, $2.1 million and $2.9 million for the fiscal years ended September 30, 1998, 1999 and 2000, respectively. Advertising expense for discontinued operations was approximately $2.5 million, $0.5 million and $0.1 million for the years ended September 30, 1998, 1999, and 2000, respectively.

    INTEREST, NET

    The Company records interest expense net of interest income. Interest income for the fiscal years ended September 30, 1998, 1999, and 2000 was approximately $10.8 million, $10.4 million and $9.4 million, respectively.

    CASH AND CASH EQUIVALENTS

    Cash equivalents are short-term, highly liquid interest-bearing investments with a maturity of three months or less when purchased, consisting primarily of money market instruments.

    RESTRICTED CASH AND INVESTMENTS

    Restricted cash and investments at September 30, 1999 and 2000 include approximately $116.8 million and $117.7 million, respectively that is held for the payment of claims under the terms of certain behavioral managed care contracts and for regulatory purposes related to the payment of claims in certain jurisdictions.

    CONCENTRATION OF CREDIT RISK

    Accounts receivable subject the Company to a concentration of credit risk with third party payors that include health insurance companies, managed healthcare organizations, healthcare providers and governmental entities. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific payors, historical trends and other information. Management believes the allowance for doubtful accounts is adequate to provide for normal credit losses.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, except for assets that have been impaired, for which the carrying amount is reduced to estimated fair value. Expenditures for renewals and improvements are charged to the property accounts. Replacements and maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred. Internal-use software is capitalized in accordance with AICPA Statement of Position 98-1, "Accounting for Cost of Computer Software Developed or Obtained for Internal Use." Amortization of capital lease assets is included in depreciation expense. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which is generally two to ten years for buildings and improvements, three to ten years for equipment and three to five years for capitalized internal-use software. Depreciation expense for continuing operations was $16.7 million, $24.3 million and $29.8 million for the fiscal years ended September 30, 1998, 1999 and 2000, respectively. Depreciation expense for discontinued operations was $7.3 million, $8.0 million and $6.9 million for the fiscal years ended September 30, 1998, 1999 and 2000, respectively.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Property and equipment, net, consisted of the following at September 30, 1999 and 2000 (in thousands):

                                                             SEPTEMBER 30,
                                                          -------------------
                                                            1999       2000
                                                          --------   --------
Land....................................................  $    114   $    114
Buildings and improvements..............................    12,079     13,146
Equipment...............................................   119,518    130,953
Capitalized internal-use software.......................    55,648     63,500
                                                          --------   --------
                                                           187,359    207,713
Accumulated depreciation................................   (66,692)   (95,101)
                                                          --------   --------
Property and equipment, net.............................  $120,667   $112,612
                                                          ========   ========

    INTANGIBLE ASSETS

    Intangible assets are composed principally of (i) goodwill, (ii) customer lists and relationships and (iii) deferred financing costs. Goodwill represents the excess of the cost of businesses acquired over the fair value of the net identifiable assets at the date of acquisition and is amortized using the straight-line method over 25 to 40 years. Customer lists and relationships and other intangible assets are amortized using the straight-line method over their estimated useful lives of 4 to 30 years. Deferred financing costs are amortized over the terms of the underlying agreements.

    The Company continually monitors events and changes in circumstances which could indicate that carrying amounts of intangible assets may not be recoverable. When events or changes in circumstances are present that indicate the carrying amount of intangible assets may not be recoverable, the Company assesses the recoverability of intangible assets by determining whether the carrying value of such intangible assets will be recovered through the future cash flows expected from the use of the asset and its eventual disposition. In fiscal 2000, the Company recorded impairment losses on intangible assets and other long-lived assets of $15.8 million for continuing operations and $75.3 million for discontinued operations. See Note 3--"Discontinued Operations" and
Note 10--"Managed Care Integration Costs and Special Charges".

    MEDICAL CLAIMS PAYABLE

    Medical claims payable represent the liability for healthcare claims reported but not yet paid and claims incurred but not yet reported ("IBNR") related to the Company's managed healthcare businesses. The IBNR portion of medical claims payable is estimated based upon authorized healthcare services, past claim payment experience for member groups, adjudication decisions, enrollment data, utilization statistics and other factors. Although considerable variability is inherent in such estimates, management believes the liability for medical claims payable is adequate. Medical claims payable balances are continually monitored and reviewed. Changes in assumptions for care costs caused by changes in actual experience could cause these estimates to change in the near term.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FOREIGN CURRENCY

    Changes in the cumulative translation of foreign currency assets and liabilities are presented as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions, which were not material, are included in operations as incurred.

    NET INCOME (LOSS) PER COMMON SHARE

    Net income (loss) per common share is computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during the period. See Note 6.

    STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") which became effective for fiscal years beginning after December 15, 1995 (fiscal 1997 for the Company). SFAS 123 established new financial accounting and reporting standards for stock-based compensation plans. Entities are allowed to measure compensation cost for stock-based compensation under SFAS 123 or APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Entities electing to remain with the accounting in APB 25 are required to make pro forma disclosures of net income and income per common share as if the provisions of SFAS 123 had been applied. The Company has adopted
SFAS 123 on a pro forma disclosure basis. The Company continues to account for stock-based compensation under APB 25. See Note 6, "Stockholders' Equity".

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities," ("SFAS
No. 133") was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variability in cash flows attributable to a particular risk, or (c) a hedge of the foreign currency exposure of a net investment on a foreign operation, an unrecognized firm commitment, an available for sale security and a forecasted transaction. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" was issued in June 1999 and deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" ("SFAS No. 138"), was issued on June 2000 and also amends SFAS No. 133. SFAS
No. 138 addresses a limited number of issues causing implementation difficulties. Consequently, the Company will be required to implement SFAS
No. 133 for all fiscal quarters for the fiscal year beginning October 1, 2000. The Company expects the adoption of this pronouncement will not have a material effect on the Company's financial statements.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Emerging Issues Task Force Issue 96-16, "Investor's Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights" ("EITF 96-16") supplements the guidance contained in AICPA Accounting Research Bulletin 51, "Consolidated Financial Statements", and in Statement of Financial Accounting Standards No. 94, "Consolidation of All Majority-Owned Subsidiaries" ("ARB 51/SFAS 94"), about the conditions under which the Company's consolidated financial statements should include the financial position, results of operations and cash flows of subsidiaries which are less than wholly-owned along with those of the Company's wholly-owned subsidiaries.

    In general, ARB 51/SFAS 94 requires consolidation of all majority-owned subsidiaries except those for which control is temporary or does not rest with the majority owner. Under the ARB 51/SFAS 94 approach, instances of control not resting with the majority owner were generally regarded to arise from such events as the legal reorganization or bankruptcy of the majority-owned subsidiary. EITF 96-16 expands the definition of instances in which control does not rest with the majority owner to include those where significant approval or veto rights, other than those which are merely protective of the MINORITY shareholder's interest, are held by the minority shareholder or shareholders ("Substantive Participating Rights"). Substantive Participating Rights include, but are not limited to: i) selecting, terminating and setting the compensation of management responsible for implementing the majority-owned subsidiary's policies and procedures, and ii) establishing operating and capital decisions of the majority-owned subsidiary, including budgets, in the ordinary course of business.

    The provisions of EITF 96-16 apply to new investment agreements made after July 24, 1997, and to existing investment agreements which are modified after this date. The Company has made no new investments, and has modified no existing investments, to which the provisions of EITF 96-16 would have applied.

    In addition, the provisions of EITF 96-16 must be applied to majority-owned subsidiaries previously consolidated under ARB 51/SFAS 94 for which the underlying agreements have not been modified in financial statements issued for years ending after December 15, 1998 (fiscal 1999 for the Company). The adoption of the provisions of EITF 96-16 on October 1, 1998, had the following effects on the Company's consolidated financial position (in thousands):

                                                              OCTOBER 1,
                                                                 1998
                                                              ----------
Increase (decrease) in:
  Cash and cash equivalents.................................   $(21,092)
  Other current assets......................................     (9,538)
  Long-term assets..........................................    (30,049)
  Investment in unconsolidated subsidiaries.................     26,498
                                                               --------
    Total Assets............................................   $(34,181)
                                                               ========
  Current liabilities.......................................   $(10,381)
  Minority interest.........................................    (23,800)
                                                               --------
    Total Liabilities.......................................   $(34,181)
                                                               ========

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECLASSIFICATIONS

    Certain amounts have been reclassified from the Company's previously filed Form 10-K/A for the three years ended September 30, 2000 in order to conform to the Company's current presentation.

2.  ACQUISITIONS AND JOINT VENTURES

ACQUISITIONS

    MERIT ACQUISITION. On February 12, 1998, the Company consummated the acquisition of Merit Behavioral Care Corporation ("Merit") for cash consideration of approximately $448.9 million plus the repayment of Merit's debt. Merit managed behavioral healthcare programs across all segments of the healthcare industry, including HMOs, Blue Cross/Blue Shield organizations and other insurance companies, corporations and labor unions, federal, state and local governmental agencies and various state Medicaid programs. The Company accounted for the Merit acquisition using the purchase method of accounting. By virtue of acquiring Merit, the Company is required to make certain earn-out payments to the former shareholders of CMG Health, Inc. ("CMG") a managed behavioral healthcare company that was acquired by Merit in September 1997. Such contingent payments and other related contingencies amount to approximately $24.0 million. The Company will pay this amount during the third quarter of fiscal 2001.

    In connection with the acquisition of Merit, the Company (i) terminated its existing credit agreement; (ii) repaid all loans outstanding pursuant to Merit's existing credit agreement; (iii) completed a tender offer for its 11.25% Series A Senior Subordinated Notes due 2004 (the "Old Notes"); (iv) completed a tender offer for Merit's 11.50% Senior Subordinated notes due 2005 (the "Merit Outstanding Notes"); (v) entered into a new senior secured bank credit agreement (the "Credit Agreement") providing for a revolving credit facility (the "Revolving Facility") and a term loan facility (the "Term Loan Facility") of up to $700 million; and (vi) issued $625 million in 9.0% Senior Subordinated Notes due 2008 (the "Notes").

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

2.  ACQUISITIONS AND JOINT VENTURES (CONTINUED)
    The following table sets forth the sources and uses of funds for the Merit acquisition and related transactions (the "Transactions") at closing (in thousands):

SOURCES:
Cash and cash equivalents...................................  $   59,290
Credit Agreement:
  Revolving Facility(1).....................................      20,000
  Term Loan Facility........................................     550,000
The Notes...................................................     625,000
                                                              ----------
    Total sources...........................................  $1,254,290
                                                              ==========

USES:
Cash paid to Merit Shareholders.............................  $  448,867
Repayment of Merit existing credit agreement(2).............     196,357
Purchase of the Old Notes(3)................................     432,102
Purchase of Merit Outstanding Notes(4)......................     121,651
Transaction costs(5)........................................      55,313
                                                              ----------
    Total uses..............................................  $1,254,290
                                                              ==========

------------------------

(1) The Revolving Facility provides for borrowings of up to $150.0 million.

(2) Includes principal amount of $193.7 million and accrued interest of $2.8 million.

(3) Includes principal amount of $375.0 million, tender premium of $43.4 million and accrued interest of $13.7 million.

(4) Includes principal amount of $100.0 million, tender premium of $18.8 million and accrued interest of $2.9 million.

(5) Transaction costs include, among other things, expenses associated with the debt tender offers, the Notes offering, the Merit acquisition and the Credit Agreement.

    HAI ACQUISITION. On December 4, 1997, the Company consummated the purchase of Human Affairs International, Incorporated ("HAI"), formerly a unit of Aetna, Inc. ("Aetna"), for approximately $122.1 million, which the Company funded from cash on hand. HAI managed behavioral healthcare programs, primarily through Employee Assistance Programs ("EAPs") and other behavioral managed healthcare plans. The Company may be obligated to make contingent payments totaling
$60 million annually, under two separate calculations, which are primarily based upon membership levels during the contract year (as defined) and are calculated at the end of the contract year. "Contract Year" means each of the twelve-month periods ending on the last day of December in 1998, 1999, 2000, 2001 and 2002. The Company accounted for the HAI acquisition using the purchase method of accounting.

    The Company paid $60.0 million to Aetna for both the Contract Years ended December 31, 1998 and 1999. Also, based upon the most recent membership enrollment data related to the Contract Year to end December 31, 2000 ("Contract Year 3"), the Company believed beyond a reasonable doubt that

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

2. ACQUISITIONS AND JOINT VENTURES (CONTINUED) it would be required to make the full $60 million payment related to Contract Year 3 and included this amount in goodwill. The Company recorded
$120.0 million of goodwill and other intangible assets related to the purchase of HAI during fiscal 1999, related to Contract Years 1 and 2. The Contract Year 3 liability of $60.0 million is included in "Deferred credits and other long-term liabilities" in the Company's consolidated balance sheet as of September 30, 2000. The Company paid this obligation during the second quarter of fiscal 2001. The Company would record additional contingent consideration payable, if any, as goodwill and identifiable intangible assets.

    GREEN SPRING ACQUISITION. On December 13, 1995, the Company acquired a 51% ownership interest in Green Spring Health Services, Inc. ("Green Spring") for approximately $68.9 million in cash, the issuance of 215,458 shares of common stock valued at approximately $4.3 million and the contribution of Group Practice Affiliates, Inc. ("GPA"), a wholly-owned subsidiary of the Company, which became a wholly-owned subsidiary of Green Spring. In addition, the minority stockholders of Green Spring were issued an option agreement whereby they could exchange their interests in Green Spring for an equivalent of the Company's common stock or subordinated notes (the "Exchange Option"). On December 20, 1995, the Company acquired an additional 10% ownership interest in Green Spring for approximately $16.7 million in cash as a result of an exercise by a minority stockholder of its Exchange Option. In January 1998, the minority stockholders of Green Spring converted their collective 39% interest in Green Spring into an aggregate of 2,831,516 shares of the Company's common stock through exercise of the Exchange Option (the "Green Spring Minority Stockholder Conversion"). As a result of the Green Spring Minority Stockholder Conversion, the Company owns 100% of Green Spring. The Company issued shares from treasury to effect the Green Spring Minority Stockholder Conversion and accounted for it as a purchase of minority interest at a fair value of consideration paid of approximately $63.5 million.

    The Company accounted for the Green Spring acquisition using the purchase method of accounting. Green Spring's results of operations have been included in the Company's consolidated financial statements since the acquisition date, less minority interest through January, 1998, at which time the Company became the sole owner of Green Spring.

    The following unaudited pro forma information for the fiscal year ended September 30, 1998 has been prepared assuming the HAI acquisition, Merit acquisition and the Green Spring Minority Stockholder Conversion (as defined) were consummated on October 1, 1997. The unaudited pro forma information does not purport to be indicative of the results that would have actually been obtained had

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

2. ACQUISITIONS AND JOINT VENTURES (CONTINUED) such transactions been consummated on October 1, 1997 or which may be attained in future periods (in thousands, except per share data):

                                                              SEPTEMBER 30,
                                                                  1998
                                                              -------------
Net revenue.................................................   $1,296,541
Loss from continuing operations before extraordinary
  item(1)(2)................................................       (7,808)

Loss per common share--basic:
Loss from continuing operations before extraordinary item...        (0.25)

Loss per common share--diluted:
Loss from continuing operations before extraordinary item...        (0.25)

------------------------

(1) Excludes expected unrealized cost savings related to the Integration Plan (as defined) and managed care integration costs (See Note 10).

(2) Excludes the extraordinary losses on early extinguishment of debt for the year ended September 30, 1998.

    JOINT VENTURES

    Through its acquisition of Merit, the Company became a 50% partner with Value Options, Inc. in Choice Behavioral Health Partnership ("Choice"), a general partnership. Choice is a managed behavioral healthcare company which derives all of its revenues from a contract with TRICARE, the successor to the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS"). The Company accounts for its investment in Choice using the equity method.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

2.  ACQUISITIONS AND JOINT VENTURES (CONTINUED)
    A summary of unaudited financial information for the Company's investment in Choice is as follows (in thousands):

                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  1999            2000
                                                              -------------   -------------
Current assets..............................................     $19,572         $19,144
Property and equipment, net.................................         228             132
                                                                 -------         -------
  Total assets..............................................     $19,800         $19,276
                                                                 =======         =======
Current liabilities.........................................     $12,673         $16,212
Partners' capital...........................................       7,127           3,064
                                                                 -------         -------
  Total liabilities and partners' capital...................     $19,800         $19,276
                                                                 =======         =======
Magellan investment in Choice...............................     $ 3,563         $ 1,532
                                                                 =======         =======

                                          FOR THE 231 DAYS ENDED   FISCAL YEAR ENDED    FISCAL YEAR ENDED
                                            SEPTEMBER 30, 1998     SEPTEMBER 30, 1999   SEPTEMBER 30, 2000
                                          ----------------------   ------------------   ------------------
Net revenue.............................         $38,676                $54,880              $56,349
Operating expenses......................          22,914                 28,124               32,141
                                                 -------                -------              -------
Net income..............................         $15,762                $26,756              $24,208
                                                 =======                =======              =======
Magellan equity income..................         $ 7,881                $13,378              $12,104
                                                 =======                =======              =======
Cash distributions from Choice..........         $13,039                $13,047              $14,137
                                                 =======                =======              =======

    The Company owns a 50% interest in Premier Behavioral Systems of Tennessee, LLC ("Premier"). Premier was formed to manage behavioral healthcare benefits for the State of Tennessee's TennCare program. The Company accounts for its investment in Premier using the equity method. The Company's investment in Premier at September 30, 1998, 1999 and 2000 was $5.8 million, $12.1 million and $8.1 million, respectively. The Company's equity in income (loss) of Premier for fiscal 1998, 1999 and 2000 was $(4.7) million, $6.3 million and $(4.0) million, respectively. The Company has not received a partnership distribution from Premier in fiscal year 1998, 1999 and 2000.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

3.  DISCONTINUED OPERATIONS

HEALTHCARE PROVIDER AND FRANCHISING SEGMENTS

    During fiscal 1997, the Company sold substantially all of its domestic acute-care psychiatric hospitals and residential treatment facilities (collectively, the "Psychiatric Hospital Facilities") to Crescent Real Estate Equities ("Crescent") for $417.2 million in cash (before costs of approximately $16.0 million) and certain other consideration (the "Crescent Transactions"). Simultaneously with the sale of the Psychiatric Hospital Facilities, the Company and Crescent Operating, Inc. ("COI"), an affiliate of Crescent, formed Charter Behavioral Health Systems, LLC ("CBHS") to conduct the operations of the Psychiatric Hospital Facilities and certain other facilities transferred to CBHS by the Company. The Company obtained a 50% ownership of CBHS; the other 50% of the ownership interest of CBHS was owned by COI.

    The Company initially used approximately $200 million of the proceeds from the Crescent Transactions to reduce its long-term debt, including borrowings under its then existing credit agreement. In December 1997, the Company used the remaining proceeds from the Crescent Transactions to acquire additional managed healthcare businesses. See Note 2, "Acquisitions and Joint Ventures."

    On September 10, 1999, the Company consummated the transfer of assets and other interests pursuant to a Letter Agreement dated August 10, 1999 with Crescent, COI and CBHS that effects the Company's exit from its healthcare provider and healthcare franchising businesses (the "CBHS Transactions"). The terms of the CBHS Transactions are summarized as follows:

HEALTHCARE PROVIDER INTERESTS

    - The Company redeemed 80% of its CBHS common interest and all of its CBHS preferred interest, leaving it with a 10% non-voting common interest in CBHS.

    - The Company agreed to transfer to CBHS its interests in five of its six hospital-based joint ventures ("Provider JVs") and related real estate as soon as practicable.

    - The Company transferred to CBHS the right to receive approximately $7.1 million from Crescent for the sale of two psychiatric hospitals that were acquired by the Company (and leased to CBHS) in connection with CBHS' acquisition of certain businesses from Ramsay Healthcare, Inc. in fiscal 1998.

    - The Company forgave receivables due from CBHS of approximately $3.3 million for payments received by CBHS for patient services prior to the formation of CBHS on June 17, 1997. The receivables related primarily to patient stays that "straddled" the formation date of CBHS.

    - The Company became obligated to pay $2.0 million to CBHS in 12 equal monthly installments beginning on the first anniversary of the closing date (the "CBHS Note").

    - CBHS became obligated to indemnify the Company for 20% of up to the first $50 million (i.e., $10 million) for expenses, liabilities and settlements, if any, related to government investigations for events that occurred prior to June 17, 1997 (the "CBHS Indemnification"). CBHS would be required to pay the Company a maximum of $500,000 per year under the CBHS Indemnification.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

3.  DISCONTINUED OPERATIONS (CONTINUED)
    - Crescent, COI, CBHS and Magellan have provided each other with mutual releases of claims among all of the parties with respect to the original transactions that effected the formation of CBHS and the operation of CBHS since June 17, 1997 with certain specified exceptions.

    - The Company transferred certain other real estate and interests related to the healthcare provider business to CBHS.

HEALTHCARE FRANCHISING INTERESTS

    - The Company transferred its healthcare franchising interests to CBHS, which included Charter Advantage, LLC, the Charter call center operation, the Charter name and related intellectual property. The Company was released from performing any further franchise services or incurring future franchising expenses.

    - The Company forgave prepaid call center management fees of approximately $2.7 million.

    - The Company forgave unpaid franchise fees of approximately $115 million.

    The CBHS Transactions, together with the formal plan of disposal authorized by the Company's Board of Directors on September 2, 1999, represented the disposal of the Company's healthcare provider and healthcare franchising business segments.

    On February 16, 2000, CBHS filed a voluntary petition for relief of indebtedness under Chapter 11 of the United States Bankruptcy Code. In connection with the bankruptcy proceedings, CBHS indicated that it believed that it had certain claims against the Company regarding certain previous transactions. During April of 2001, the Company entered into an agreement with CBHS that would provide the Company with a full release of all claims. The agreement was approved by the bankruptcy court in April 2001. Under the agreement, (i) the Company is released of all obligations to CBHS; (ii) the Company obtained the economic value of the five Provider JVs that was previously conveyed to CBHS; and (iii) the Company is to pay CBHS approximately
$26 million over the next 9 months. The amounts due under the agreement are anticipated to be funded primarily through proceeds from the sale of the Company's interest in the Provider JVs, and from amounts previously withheld from CBHS for services provided.

    The Company's original plan of disposal contemplated that the disposition of all provider joint venture interests would take place within twelve months of September 2, 1999. The Company, with the cooperation of its joint venture partners and CBHS, has closed two of the five hospital-based joint ventures, sold the assets and operations of one of the joint ventures during the second quarter of fiscal 2001 and is currently negotiating to sell its interest in the remaining two joint ventures.

    SPECIALTY MANAGED HEALTHCARE SEGMENT

    On December 5, 1997, the Company purchased the assets of Allied Health Group, Inc. and certain affiliates ("Allied"). Allied provided specialty managed care services, including risk-based products and administrative services to a variety of insurance companies and other customers. Allied's products included, among other things, claims authorization, analysis, adjudication and payment, comprising multiple clinical specialties. The Company paid approximately $50.0 million for Allied, with cash on hand. During the quarter ended December 31, 1998, the Company and the former owners of Allied

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

3.  DISCONTINUED OPERATIONS (CONTINUED)
amended the Allied purchase agreement (the "Allied Amendments"). The Allied Amendments resulted in the Company paying the former owners of Allied
$4.5 million additional consideration, which was recorded as goodwill. On February 29, 2000, the Company consummated the purchase of the outstanding stock of Vivra, Inc. ("Vivra"), which also provided specialty managed care services. The initial purchase price of Vivra was $10.25 million, excluding transaction costs. Allied and Vivra, as well as certain other related assets, comprised the Company's specialty managed healthcare segment. The Company accounted for the Allied and Vivra acquisitions using the purchase method of accounting.

    On October 4, 2000, the Company adopted a formal plan to dispose of the business and interest that comprise the company's specialty managed healthcare segment. The Company is exiting the specialty managed healthcare business via sale and/or abandonment of businesses and related assets, certain of which activities had already occurred in the normal course prior to October 4, 2000. The Company does not expect to receive significant proceeds from the sale of these assets. Further, the Company is actively exiting all significant contracts entered into by Allied and Vivra. This effort is expected to be completed by September 30, 2001.

    HUMAN SERVICES SEGMENT

    On January 18, 2001, the Company's Board of Directors approved and the Company entered into a definitive agreement for the sale of Mentor, which represents the business and interest that comprise the Company's human services business segment. On March 9, 2001, the Company consummated the sale of the stock of Mentor to an entity formed by the management of Mentor and Madison Dearborn Partners, a private equity investment firm. The Company received approximately $113 million in consideration, net of approximately $2 million of transaction costs. The Company's consideration consisted of approximately
$103 million in cash and $10 million in the form of an interest-bearing note. The Company also retained certain liabilities approximating $3 million.

ACCOUNTING FOR DISCONTINUED OPERATIONS

    The Company has accounted for the disposal of the discontinued segments under Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions"
("APB 30"). APB 30 requires that the results of continuing operations be reported separately from those of discontinued operations for all periods presented and that any gain or loss from disposal of a segment of a business be reported in conjunction with the related results of discontinued operations. Further, although the company adopted its formal plan on October 4, 2000, related to the specialty segment EITF 95-18 provides that the estimated loss from disposal and segment operating results should be presented as discontinued operations in the yet to be issued financial statements, if those statement are filed subsequent to the measurement date. Accordingly, the Company has restated its results of operations for all prior periods. The Company recorded an after-tax loss on disposal of its healthcare provider and healthcare franchising business segments of approximately $47.4 million, (primarily non-cash) in the fourth quarter of fiscal 1999 and an after-tax loss of $17.7 million related to the disposal of the specialty managed healthcare segment in the fourth quarter of fiscal 2000. The Company incurred an after-tax loss related to the discontinuance of Mentor of approximately $12.1 million during the first half of fiscal 2001. This loss was recorded subsequent to

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

3.  DISCONTINUED OPERATIONS (CONTINUED)
September 30, 2000, as the measurement date occurred after the date in which the September 30, 2000, financial statements were originally filed with the Securities and Exchange Commission on
Form 10-K/A.

    The summarized results of the discontinued operations segments are as follows (in thousands):

                                                              FISCAL YEARS ENDED SEPTEMBER 30,
                                                              ---------------------------------
                                                                1998        1999        2000
                                                              ---------   ---------   ---------
HEALTHCARE PROVIDER
Net revenue(1)..............................................  $133,256    $ 74,860    $     --
                                                              --------    --------    --------
Salaries, cost of care and other operating expenses.........   106,760      53,952          --
Equity in losses of unconsolidated subsidiaries.............        --      (2,901)         --
Depreciation and amortization...............................     5,266       2,141          --
Interest income(2)..........................................    (1,130)        (76)         --
Special charges (income), net...............................       135     (33,046)         --
Other expenses(3)...........................................    10,093      21,907          --
                                                              --------    --------    --------
Income (loss) from discontinued operations..................  $ 12,132    $ 32,883    $     --
                                                              ========    ========    ========
HEALTHCARE FRANCHISING INTERESTS
Net revenue.................................................  $ 55,625    $    563    $     --
                                                              --------    --------    --------
Salaries, cost of care and other operating expenses.........     9,072       5,623          --
Equity in earnings of unconsolidated subsidiaries...........    31,878          --          --
Depreciation and amortization...............................       355         337          --
Special charges.............................................       323          --          --
Other expenses(3)...........................................     5,598      (2,159)         --
                                                              --------    --------    --------
Income (loss) from discontinued operations..................  $  8,399    $ (3,238)   $     --
                                                              ========    ========    ========
SPECIALTY MANAGED HEALTHCARE
Net revenue.................................................  $143,504    $197,157    $128,229
                                                              --------    --------    --------
Salaries, cost of care and other operating expenses.........   140,375     194,747     165,505
Depreciation and amortization...............................     2,366       4,610       3,831
Special charges.............................................        --          --      58,173
Other expenses(3)...........................................       306        (880)    (34,059)
                                                              --------    --------    --------
Income (loss) from discontinued operations..................  $    457    $ (1,320)   $(65,221)
                                                              ========    ========    ========

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

3.  DISCONTINUED OPERATIONS (CONTINUED)

                                                              FISCAL YEARS ENDED SEPTEMBER 30,
                                                              ---------------------------------
                                                                1998        1999        2000
                                                              ---------   ---------   ---------
HUMAN SERVICES
Net revenue.................................................  $141,031    $191,277    $218,453
                                                              --------    --------    --------
Salaries, cost of care and other operating expenses.........   125,539     169,549     196,334
Equity in earnings of unconsolidated subsidiaries...........        --          --          --
Depreciation and amortization...............................     4,485       6,513       7,152
Special charges.............................................        --          --          --
Other expenses(3)...........................................     4,899       6,582       6,482
                                                              --------    --------    --------
Income (loss) from discontinued operations..................  $  6,108    $  8,633    $  8,485
                                                              ========    ========    ========
DISCONTINUED OPERATIONS--COMBINED
Net revenue(1)..............................................  $473,416    $463,857    $346,682
                                                              --------    --------    --------
Salaries, cost of care and other operating expenses.........   381,746     423,871     361,839
Equity in (earnings) losses of unconsolidated
  subsidiaries..............................................    31,878      (2,901)         --
Depreciation and amortization...............................    12,472      13,601      10,983
Interest income(2)..........................................    (1,130)        (76)         --
Special charges (income), net...............................       458     (33,046)     58,173
Other expenses(3)...........................................    20,896      25,450     (27,577)
                                                              --------    --------    --------
Income (loss) from discontinued operations..................  $ 27,096    $ 36,958    $(56,736)
                                                              ========    ========    ========

------------------------

(1) Includes $7.0 million and $21.6 million in fiscal 1998 and 1999, respectively, related to the settlement and adjustment of reimbursement issues related to prior periods ("Cost Report Settlements").

(2) Interest expense has not been allocated to discontinued operations.

(3) Includes income taxes and minority interest.

LOSS ON DISPOSAL OF HEALTHCARE PROVIDER AND FRANCHISING SEGMENTS

    The summary of the loss on disposal recorded in fiscal 1999 related to the healthcare provider and healthcare franchising segments is as follows (in thousands):

Basis in Provider JV's......................................  $ 44,598
Basis in Real Estate transferred to CBHS....................    13,969
Basis in Franchise and other operations.....................     7,285
Working capital forgiveness.................................     5,565
Transaction costs and legal fees............................     7,622
                                                              --------
Loss before income taxes....................................    79,039
Income tax benefit..........................................   (31,616)
                                                              --------
                                                              $ 47,423
                                                              ========

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

3.  DISCONTINUED OPERATIONS (CONTINUED)
    Remaining assets and liabilities of the provider business at September 30, 2000 include, among other things, (i) hospital-based real estate of $6.0 million, (ii) long-term debt of $6.4 million related to the hospital-based real estate; (iii) reserve for discontinued operations of $5.8 million and (iv) accrued liabilities of $12 million. The Company is also subject to inquiries and investigations from governmental agencies related to its operating and business practices prior to June 17, 1997. See Note 12--"Commitments and Contingencies".

    The following table provides a rollforward of liabilities resulting from the CBHS Transactions (in thousands):

                                              BALANCE                                             BALANCE
                                           SEPTEMBER 30,                RECEIPTS               SEPTEMBER 30,
TYPE OF COST                                   1998        ADDITIONS   (PAYMENTS)    OTHER         1999
------------                               -------------   ---------   ----------   --------   -------------
Transaction costs and legal fees.........   $       --      $ 7,622       $(69)       $ --        $ 7,553
Provider JV working capital..............           --        2,931         --         185          3,116
Other....................................           --          755         --          --            755
                                            ----------      -------       ----        ----        -------
                                            $       --      $11,308       $(69)       $185        $11,424
                                            ==========      =======       ====        ====        =======

                                              BALANCE                                             BALANCE
                                           SEPTEMBER 30,                RECEIPTS               SEPTEMBER 30,
TYPE OF COST                                   1999        ADDITIONS   (PAYMENTS)    OTHER         2000
------------                               -------------   ---------   ----------   --------   -------------
Transaction costs and legal fees.........     $ 7,553        $ --        $(5,804)     $ --        $1,749
Provider JV working capital..............       3,116          --             --        --         3,116
Other....................................         755          --            150        --           905
                                              -------        ----        -------      ----        ------
                                              $11,424        $ --        $(5,654)     $ --        $5,770
                                              =======        ====        =======      ====        ======

LOSS ON DISPOSAL OF SPECIALTY MANAGED HEALTHCARE SEGMENTS

    The summary of the loss on disposal recorded during fiscal 2000 related to the disposal of the Company's specialty managed healthcare segment is as follows (in thousands):

Estimated leasehold obligations.............................  $ 5,051
Change in recovery of long-lived assets.....................   17,058
Other Cost of Disposal......................................    4,777
                                                              -------
  Loss Before Income Taxes..................................   26,886
Income Tax Benefit..........................................   (9,224)
                                                              -------
                                                              $17,662
                                                              =======

    The remaining assets and liabilities of the specialty managed healthcare segment at September 30, 2000 include, among other things, (i) cash and accounts receivable of $9.5 million, (ii) property and equipment, net of $2.0 million,
(iii) medical claims payable of $9.3 million, (iv) reserve for discontinued operations of $8.6 million and (v) accounts payable and accrued liabilities of $27.1 million. The reserve

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

3.  DISCONTINUED OPERATIONS (CONTINUED)
for discontinued operations is comprised of $5.1 million of estimated leasehold termination costs and $3.5 million of estimated operating losses from the measurement date to the date of disposal.

ASSETS AND LIABILITIES OF HUMAN SERVICES SEGMENT

    The remaining assets and liabilities of the human services segment at September 30, 2000, include, among other things, (i) cash and accounts receivable of $42.6 million, (ii) property and equipment, net of $16.6 million,
(iii) goodwill and other intangible assets of $74.6 million, and (iv) accounts payable and accrued liabilities of $20.7 million.

SPECIAL CHARGES (INCOME) RECORDED IN DISCONTINUED OPERATIONS

    GENERAL

    The following table summarizes special charges (income) recorded during the three years in the period ended September 30, 2000 in the Company's healthcare provider, healthcare franchising and specialty managed healthcare segments (in thousands):

                                                   FISCAL YEAR ENDED SEPTEMBER 30,
                                                  ---------------------------------
                                                    1998        1999        2000
                                                  ---------   ---------   ---------
Gains on the sale of psychiatric hospitals,
  net...........................................   $(3,000)   $(24,974)    $    --
Collection fee reserves.........................        --      (8,072)         --
Termination of CBHS sale transaction............     3,458          --          --
Impairment of long-lived assets--Allied.........        --          --      58,173
                                                   -------    --------     -------
                                                   $   458    $(33,046)    $58,173
                                                   =======    ========     =======

    GAINS ON SALE OF PSYCHIATRIC FACILITIES, NET

    During fiscal 1998 and 1999, the Company recorded gains of approximately $3.0 million and $1.1 million, respectively, related to the sales of psychiatric hospitals and other real estate.

    On April 9, 1999, the Company sold its European psychiatric provider operations to Investment AB Bure of Sweden for approximately $57.0 million (before transaction costs of approximately $2.5 million) (the "Europe Sale"). The Europe Sale resulted in a non-recurring gain of approximately $23.9 million before provision for income taxes which is included in gain of sale of psychiatric hospitals.

    The Company used approximately $38.2 million of the net proceeds from the Europe Sale to make mandatory unscheduled principal payments on indebtedness outstanding under the Term Loan Facility (as defined). The remaining proceeds were used to reduce borrowings outstanding under the Revolving Facility (as defined).

    COLLECTION FEE RESERVES

    The Company reduced certain accounts receivable collection fee reserves by $8.1 million during the fourth quarter of fiscal 1999 as substantially all hospital-based receivables subject to the collection fees had been collected at September 30, 1999.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

3.  DISCONTINUED OPERATIONS (CONTINUED)
    TERMINATION OF CBHS SALE TRANSACTION

    On March 3, 1998, the Company and certain of its wholly owned subsidiaries entered into definitive agreements with COI and CBHS pursuant to which the Company would have, among other things, sold the Company's franchise operations, certain domestic provider operations and certain other assets and operations. On August 19, 1998, the Company announced that it had terminated discussions with COI for the sale of its interest in CBHS.

    In connection with the termination of the CBHS sale transaction, the Company recorded a charge of approximately $3.5 million as follows (in thousands):

Severance(1)................................................   $  488
Lease termination(1)........................................    1,067
Impairment of long-lived assets.............................      153
Transaction costs and other.................................    1,750
                                                               ------
                                                               $3,458
                                                               ======

------------------------

(1) Relates to staffing reductions and lease terminations incurred in the Company's franchising and outcomes monitoring subsidiaries.

    IMPAIRMENT OF LONG-LIVED ASSETS--ALLIED

    The Company recorded a charge of approximately $58.2 million in the quarter ended March 31, 2000, related to the impairment of certain of Allied's long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). This amount included certain goodwill, certain property and equipment and identifiable intangible assets of Allied which, prior to the Vivra acquisition, was the principal component of the Company's specialty managed healthcare business segment. During the six months ended March 31, 2000, Allied recorded significant losses associated primarily with the termination or restructuring of various customer contracts. These events and the resulting expectation of lower future earnings and cash flows from Allied represented a change in circumstances with respect to the business of Allied. At that time the Company estimated that the future undiscounted cash flows expected to be generated by Allied were insufficient to fully recover the recorded cost of the long-lived assets. The Company recorded the impairment charge to write these assets down to their estimated fair value.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

4.  BENEFIT PLANS

    The Company currently has a defined contribution retirement plan (the "401(k) Plan"), which is in the form of an amendment and restatement of the Green Spring 401(k) Plan. Certain other 401(k) plans and assets, including the Magellan 401(k) Plan, were merged into the Green Spring Plan effective
January 1, 1999. Employee participants can elect to voluntarily contribute up to 15% of their compensation to the 401(k) Plan. The Company makes contributions to the 401(k) Plan based on employee compensation and contributions. Additionally, the Company can make a discretionary contribution of up to 2% of each eligible employee's compensation. The Company matches 50% of each employee's contribution up to 3% of their compensation. The Company recognized $3.0 million and $7.4 million of expense for the years ended September 30, 1999 and 2000, respectively, for the matching contribution to the 401(k) Plan.

    Prior to January 1, 1999, the Company maintained a separate defined contribution plan (the "Magellan 401-K Plan"). Participants could contribute up to 15% of their compensation to the Magellan 401-K Plan. The Company made discretionary contributions of 2% of each employee's compensation and matched 50% of each employee's contribution up to 3% of their compensation. During the fiscal years ended September 30, 1998 and 1999 the Company expensed approximately $3.2 million and $1.2 million, respectively, to the Magellan 401-K Plan.

    Prior to January 1, 1999, Green Spring maintained a separate defined contribution plan (the "Green Spring 401-K Plan"). Employee participants could elect to voluntarily contribute up to 6% or 12% of their compensation, depending upon each employee's compensation level, to the Green Spring 401-K Plan. Green Spring matched up to 3% of each employee's compensation. Employees vested in employer contributions over five years. During the fiscal years ended
September 30, 1998 and 1999 the Company expensed approximately $1.2 million and $2.9 million, respectively, to the Green Spring 401-K Plan.

5.  LONG-TERM DEBT, CAPITAL LEASE OBLIGATIONS AND OPERATING LEASES

    Information with regard to the Company's long-term debt and capital lease obligations at September 30, 1999 and 2000 is as follows (in thousands):

                                                     SEPTEMBER 30,   SEPTEMBER 30,
                                                         1999            2000
                                                     -------------   -------------
Credit Agreement:
  Revolving Facility (10.125% at September 30,
    2000) due through 2004.........................   $   20,000      $   30,000
  Term Loan Facility (10.31% to 10.81% at
    September 30, 2000) due through 2006...........      492,873         436,612
  9.0% Senior Subordinated Notes due 2008..........      625,000         625,000
  11.5% other notes payable through 2005...........           35              35
  5.65% capital lease obligations due through
    2014...........................................        6,400           6,400
                                                      ----------      ----------
                                                       1,144,308       1,098,047
    Less amounts due within one year...............       30,119          34,119
                                                      ----------      ----------
                                                      $1,114,189      $1,063,928
                                                      ==========      ==========

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

5. LONG-TERM DEBT, CAPITAL LEASE OBLIGATIONS AND OPERATING LEASES (CONTINUED) The aggregate scheduled maturities of long-term debt and capital lease obligations during the five fiscal years and beyond subsequent to September 30, 2000 are as follows (in thousands): 2001--$34,119; 2002--$43,328; 2003--$80,692,
2004--$167,336, 2005--$115,585 and 2006 and beyond--$656,987.

    The 9% Senior Subordinated Notes (the "Notes"), which are carried at cost, had a fair value of approximately $534 million and $421 million at September 30, 1999 and 2000, respectively, based on market quotes. The Company's remaining debt is also carried at cost, which approximates fair market value.

    The Company recognized a net extraordinary loss from the early extinguishment of debt of approximately $33.0 million, net of income tax benefit, during fiscal 1998, to write off unamortized deferred financing costs related to terminating the previous credit agreement and extinguishing the Old Notes, to record the tender premium and related costs of extinguishing the Old Notes and to record the gain on extinguishment of the Company's 7.5% Swiss bonds. The Credit Agreement provides for a Term Loan Facility in an original aggregate principal amount of $550 million, consisting of an approximately $183.3 million Tranche A Term Loan (the "Tranche A Term Loan"), an approximately $183.3 million Tranche B Term Loan (the "Tranche B Term Loan") and an approximately $183.4 million Tranche C Term Loan (the "Tranche C Term Loan"), and a Revolving Facility providing for revolving loans to the Company and the "Subsidiary Borrowers" (as defined therein) and the issuance of letters of credit for the account of the Company and the Subsidiary Borrowers in an aggregate principal amount (including the aggregate stated amount of letters of credit) of $150.0 million. Letters of credit outstanding were $29.6 million at September 30, 2000.

    The Tranche A Term Loan and the Revolving Facility mature on February 12, 2004. The Tranche B Term Loan matures on February 12, 2005 and the Tranche C Term Loan matures on February 12, 2006. The Tranche A Term Loan amortizes in installments in each fiscal year in amounts equal to $30.3 million in 2001, $39.5 million in 2002, $42.1 million in 2003 and $9.9 million in 2004. The Tranche B Term Loan amortizes in installments in amounts equal to $1.9 million in each of 2001 and 2002, $36.7 million in 2003, $90.7 million in 2004 and $26.2 million in 2005. The Tranche C Term Loan amortizes in installments in each fiscal year in amounts equal to $1.9 million in each of 2001 through 2003, $36.7 million in 2004, $89.4 million in 2005 and $25.6 million in 2006. In addition, the Revolving Facility and Term Loan Facility are subject to mandatory prepayment and reductions (to be applied first to the Term Loan Facility) in an amount equal to (a) 75% of the net proceeds of certain offerings of equity securities by the Company or any of its subsidiaries, (b) 50% for the sale of Mentor and certain identified non-core assets and 100% of the net proceeds of certain debt issues of the Company or any of its subsidiaries, (c) 75% of the Company's excess cash flow beginning September 30, 2001, upon the sale of Mentor, otherwise September 30, 2002, as defined, and (d) 100% of the net proceeds of certain other asset sales or other dispositions of property of the Company and its subsidiaries, in each case subject to certain limited exceptions.

    The Credit Agreement contains a number of covenants that, among other things restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur or guarantee obligations, prepay other indebtedness or amend other debt instruments (including the indenture for the Notes (the "Indenture")), pay dividends, create liens on assets, make investments, make loans or advances, redeem or repurchase common stock, make acquisitions, engage in mergers or consolidations, change the business conducted by the Company and its subsidiaries and make capital

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

5. LONG-TERM DEBT, CAPITAL LEASE OBLIGATIONS AND OPERATING LEASES (CONTINUED) expenditures. In addition, the Credit Agreement requires the Company to comply with specified financial ratios and tests, including minimum coverage ratios, maximum leverage ratios, maximum senior debt ratios and minimum "EBITDA" (as defined in the Credit Agreement) and minimum net worth tests. As of September 30, 2000, the Company was in compliance with its debt covenants.

    At the Company's election, the interest rates per annum applicable to the loans under the Credit Agreement are a fluctuating rate of interest measured by reference to either (a) an adjusted London inter-bank offer rate ("LIBOR") plus a borrowing margin or (b) an alternate base rate ("ABR") (equal to the higher of the Chase Manhattan Bank's published prime rate or the Federal Funds effective rate plus 1/2 of 1%) plus a borrowing margin. The borrowing margins applicable to the Tranche A Term Loan and loans under the Revolving Facility are currently 2.50% for ABR loans and 3.50% for LIBOR loans, and are subject to reduction after December 2001 if the Company's financial results satisfy certain leverage tests. The borrowing margins applicable to the Tranche B Term Loan and the Tranche C Term Loan are currently 2.75% and 3.0%, respectively, for ABR loans and 3.75% and 4.0%, respectively, for LIBOR loans, and are not subject to reduction. Amounts outstanding under the credit facilities not paid when due bear interest at a default rate equal to 2.00% above the rates otherwise applicable to each of the loans under the Term Loan Facility and the Revolving Facility.

    The obligations of the Company and the Subsidiary Borrowers under the Credit Agreement are unconditionally and irrevocably guaranteed by, subject to certain exceptions, each wholly owned subsidiary of the Company. In addition, the Revolving Facility, the Term Loan Facility and the guarantees are secured by security interests in and pledges of or liens on substantially all the material tangible and intangible assets of the guarantors, subject to certain exceptions.

    The Notes are general unsecured senior subordinated obligations of the Company. The Notes are limited in aggregate principal amount to $625.0 million and will mature on February 15, 2008. Interest on the Notes accrues at the rate of 9.0% per annum and is payable semi-annually on each February 15 and August 15. The Notes were originally issued as unregistered securities and later exchanged for securities which were registered with the Securities and Exchange Commission. Due to a delay in the registration of the Notes to be exchanged, the Company was required to increase the interest rate on the Notes by 100 basis points per annum for the period from July 13, 1998 through November 9, 1998, the date of issuance of the Notes to be exchanged.

    The Notes are redeemable at the option of the Company. The Notes may be redeemed at the option of the Company, in whole or in part, at the redemption prices (expressed as a percentage of the principal amount) set forth below, plus accrued and unpaid interest, during the twelve-month period beginning on February 15 of the years indicated below:

                                                              REDEMPTION
YEAR                                                            PRICES
----                                                          ----------
2003........................................................    104.5%
2004........................................................    103.0%
2005........................................................    101.5%
2006 and thereafter.........................................    100.0%

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

5. LONG-TERM DEBT, CAPITAL LEASE OBLIGATIONS AND OPERATING LEASES (CONTINUED) In addition, at any time and from time to time prior to February 15, 2001, the Company may, at its option, redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price (expressed as a percentage of the principal amount) of 109%, plus accrued and unpaid interest with the net cash proceeds of one or more equity offerings; provided that at least 65% of the original aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption and that such redemption occurs within 60 days of the date of the closing of any such equity offering.

    The Indenture limits, among other things: (i) the incurrence of additional indebtedness by the Company and its restricted subsidiaries; (ii) the payment of dividends on, and redemption or repurchase of, capital stock of the Company and its restricted subsidiaries and the redemption of certain subordinated obligations of the Company; (iii) certain other restricted payments, including investments; (iv) sales of assets; (v) certain transactions with affiliates;
(vi) the creation of liens; and (vii) consolidations, mergers and transfers of all or substantially all the Company's assets. The Indenture also prohibits certain restrictions on distributions from restricted subsidiaries. However, all such limitations and prohibitions are subject to certain qualifications and exceptions.

    The Company leases certain of its operating facilities. The leases, which expire at various dates through 2008, generally require the Company to pay all maintenance, property and tax insurance costs.

    At September 30, 2000, aggregate amounts of future minimum payments under operating leases for continuing operations were as follows: 2001--$28.8 million; 2002--$25.4 million; 2003--$16.5 million; 2004--$9.9 million;
2005--$6.7 million; 2006 and beyond--$7.9 million.

    Rent expense for continuing operations was $22.6 million, $32.3 million and $34.0 million, respectively, for the fiscal years ended September 30, 1998, 1999 and 2000. Rent expense for discontinued operations was $8.0 million, $9.3 million and $9.2 million, respectively, for the fiscal years ended
September 30, 1998, 1999 and 2000.

6.  STOCKHOLDERS' EQUITY

    COMMON STOCK

    The Company is prohibited from paying dividends on its common stock under the terms of the Indenture and the Credit Agreement except under very limited circumstances.

    STOCK OPTION PLANS

    The Company has stock option plans under which employees and non-employee directors may be granted options to purchase shares of Company common stock at the fair market value at the time of grant. Options generally vest over a period of three to four years and expire 10 years from the date of grant. The Company's stock option plan for employees also provides for the granting of performance based stock awards.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

6.  STOCKHOLDERS' EQUITY (CONTINUED)
    Summarized information relative to the Company's stock option plans is as follows:

                                                           FISCAL YEAR ENDED SEPTEMBER 30,
                                        ---------------------------------------------------------------------
                                                1998                    1999                    2000
                                        ---------------------   ---------------------   ---------------------
                                                     WEIGHTED                WEIGHTED                WEIGHTED
                                                     AVERAGE                 AVERAGE                 AVERAGE
                                                     EXERCISE                EXERCISE                EXERCISE
                                         OPTIONS      PRICE      OPTIONS      PRICE      OPTIONS      PRICE
                                        ----------   --------   ----------   --------   ----------   --------
Balance, beginning of period..........   4,122,109    $20.13     3,835,912    $22.23     4,406,882    $10.15
Granted...............................   1,386,500     24.22     1,669,303      5.73     2,309,742      3.77
Canceled..............................  (1,082,331)    23.66    (1,050,067)    19.97    (1,336,719)    16.32
Exercised.............................    (590,366)     9.90       (48,266)     7.99          (800)     4.19
                                        ----------    ------    ----------    ------    ----------    ------
Balance, end of period................   3,835,912    $22.23     4,406,882    $10.15     5,379,105    $ 5.57
                                        ----------    ------    ----------    ------    ----------    ------
Exercisable, end of period............   2,375,919    $20.89     2,190,538    $13.74     2,020,049    $ 7.37
                                        ==========    ======    ==========    ======    ==========    ======

    At September 30, 2000, 1,159,150 shares were available for future grants under the terms of these plans.

    STOCK OPTION REPRICING

    On November 17, 1998, the Company's Board of Directors approved the repricing of stock options outstanding under the Company's existing stock option plans (the "Stock Option Repricing"). Each holder of 10,000 or more stock options that was eligible to participate in the Stock Option Repricing was required to forfeit a percentage of outstanding stock options as follows:

- Directors, including the Chief Executive Officer..........     40%
- Named Executive Officers..................................     30%
- Other holders of 50,000 or more stock options.............     25%
- Other holders of 10,000-49,999 stock options..............     15%

    The Stock Option Repricing was consummated on December 8, 1998 based on the fair value of the Company's common stock on such date. Approximately
2.0 million outstanding stock options were repriced to $8.406 and approximately
0.7 million outstanding stock options were cancelled as a result of the Stock Option Repricing. Each participant in the Stock Option Repricing was precluded from exercising vested repriced stock options until June 8, 1999.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

6.  STOCKHOLDERS' EQUITY (CONTINUED)
STOCK OPTIONS OUTSTANDING

    Summarized information relative to the Company's stock options outstanding on September 30, 2000 is as follows:

                                                     OPTIONS OUTSTANDING
                                             -----------------------------------   OPTIONS EXERCISABLE
                                                           WEIGHTED                --------------------
                                                           AVERAGE      WEIGHTED               WEIGHTED
RANGE OF                                                  REMAINING     AVERAGE                AVERAGE
EXERCISE                                                 CONTRACTUAL    EXERCISE               EXERCISE
PRICE                                         OPTIONS    LIFE (YEARS)    PRICE      OPTIONS     PRICE
--------                                     ---------   ------------   --------   ---------   --------
$1.310 -- $8.188...........................  3,816,376        7.17       $4.40       741,524    $5.57
$8.406.....................................  1,517,729        6.29        8.41     1,263,524     8.41
$9.210 -- $9.719...........................     45,000        6.47        9.66        15,001     9.66
                                             ---------        ----       -----     ---------    -----
                                             5,379,105        6.92       $5.57     2,020,049    $7.37
                                             =========        ====       =====     =========    =====

    EMPLOYEE STOCK PURCHASE PLANS

    The 1997 Employee Stock Purchase Plan (the "1997 ESPP") covered shares of common stock that could be purchased by eligible employees of the Company. The 1997 ESPP offering periods had a term not less than three months and not more than 12 months. The first offering period under the 1997 ESPP began January 1, 1997 and the last offering period ended on or before December 31, 1999. The option price of each offering period was the lesser of (I) 85% of the fair value of a share of common stock on the first day of the offering period or (ii) 85% of the fair value of a share of common stock on the last day of the offering period.

    A summary of the 1997 ESPP is as follows:

OFFERING                                                                      SHARES     PURCHASE
PERIOD                                      BEGAN              ENDED         PURCHASED    PRICE
--------                               ---------------   -----------------   ---------   --------
1....................................  January 2, 1997   June 30, 1997         73,410    $ 19.125
2....................................  August 1, 1997    December 31, 1997     26,774    $ 19.125
3....................................  January 1, 1998   June 30, 1998         43,800    $18.4875
4....................................  July 1, 1998      December 31, 1998    163,234    $ 7.0125
5....................................  January 1, 1999   June 30, 1999        152,570    $ 7.0125
6....................................  July 1, 1999      December 31, 1999    185,079    $ 5.1531

    The 2000 Employee Stock Purchase Plan (the "2000 ESPP") covers 1.2 million shares of common stock that can be purchased by eligible employees of the Company. The 2000 ESPP offering periods will have a term not less than three months and not more than 12 months. The first offering period under the 2000 ESPP began January 1, 2000 and the last offering period will end on or before December 31, 2003. The option price of each offering period will be the lesser of (I) 85% of the fair value of a share of common stock on the first day of the offering period or (ii) 85% of the fair value of a share of common stock on the last day of the offering period.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

6.  STOCKHOLDERS' EQUITY (CONTINUED)
    A summary of the 2000 ESPP is as follows:

OFFERING                                                                       SHARES     PURCHASE
PERIOD                                       BEGAN              ENDED         PURCHASED    PRICE
--------                                ---------------   -----------------   ---------   --------
1.....................................  January 1, 2000   June 30, 2000        481,922    $1.0625
2.....................................  July 1, 2000      December 31, 2000         --         --

    The number of options granted and the option price for the most recent offering period will be determined on December 31, 2000 when the option price is known.

    RIGHTS PLAN

    The Company adopted a share purchase rights plan in fiscal 1992 (the "Rights Plan"). Pursuant to the Rights Plan, each share of common stock also represents one share purchase right (collectively, the "Rights"). The Rights trade automatically with the underlying shares of common stock. Upon becoming exercisable, but prior to the occurrence of certain events, each Right initially entitles its holder to buy one share of common stock from the Company at an exercise price of $60.00. The Rights will be distributed and become exercisable only if a person or group acquires, or announces its intention to acquire, common stock exceeding certain levels, as specified in the Rights Plan. Upon the occurrence of such events, the exercise price of each Right reduces to one-half of the then current market price. The Rights also give the holder certain rights in an acquiring company's common stock. The Company is entitled to redeem the Rights at a price of $.01 per Right at any time prior to the distribution of the Rights. The Rights have no voting power until exercised.

    COMMON STOCK WARRANTS

    The Company issued 114,690 warrants in fiscal 1992 which expire on June 30, 2002 (the "2002 Warrants") to purchase one share each of the Company's common stock. The 2002 Warrants have an exercise price of $5.24 per share. During fiscal 1998, 1,553 shares were issued upon the exercise of 2002 Warrants. At September 30, 2000, 18,920 of the 2002 Warrants were outstanding.

    The Company also has 146,791 warrants outstanding with an exercise price of $38.70 per share which expire on September 1, 2006.

    Crescent and COI each have the right to purchase 1,283,311 shares of common stock 2,566,622 shares in aggregate; collectively the "Crescent Warrants") at a warrant exercise price of $30.00 per

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

6.  STOCKHOLDERS' EQUITY (CONTINUED)
share (subject to adjustment pursuant to antidilution provisions). The Crescent Warrants are exercisable at the following times and in the following amounts:

DATE FIRST                                                    NUMBER OF SHARES OF          END OF
EXERCISABLE                                                  COMMON STOCK ISSUABLE     EXERCISE PERIOD
JUNE 17,                                                   UPON EXERCISE OF WARRANTS      JUNE 17,
-----------                                                -------------------------   ---------------
1998.....................................................            30,000                  2001
1999.....................................................            62,325                  2002
2000.....................................................            97,114                  2003
2001.....................................................           134,513                  2004
2002.....................................................           174,678                  2005
2003.....................................................           217,770                  2006
2004.....................................................           263,961                  2007
2005.....................................................           313,433                  2008
2006.....................................................           366,376                  2009
2007.....................................................           422,961                  2009
2008.....................................................           483,491                  2009

    Crescent's and COI's rights with respect to the Crescent Warrants are not contingent on or subject to the satisfaction or completion of any obligation that Crescent or COI may have to CBHS, or that CBHS may have to the Company, or by any subordination of fees otherwise payable to the Company by CBHS.

    The Crescent Warrants contain provisions relating to adjustments in the number of shares covered by the Crescent Warrants and the warrant exercise price in the event of stock splits, stock dividends, mergers, reorganizations and similar transactions.

    The Crescent Warrants were recorded at $25.0 million upon issuance, which was their approximate fair value upon execution of the Warrant Purchase Agreement in January 1997.

    TREASURY STOCK TRANSACTIONS

    During fiscal 1998, the Company repurchased an aggregate of 696,600 shares of its common stock in the open market for approximately $14.4 million. Those transactions were funded with cash on hand.

    In January 1998, the Company issued an aggregate of 2,831,516 shares of treasury stock to the then existing minority stockholders of Green Spring to effect the Green Spring Minority Stockholder Conversion. See Note 2, "Acquisitions and Joint Ventures."

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

6.  STOCKHOLDERS' EQUITY (CONTINUED)
INCOME (LOSS) PER COMMON SHARE

    The following table presents the components of weighted average common shares outstanding and income (loss) per share from continuing operations (in thousands, except per share data):

                                                                 YEAR ENDED SEPTEMBER 30,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
Numerator:
Income (loss) from continuing operations before
  extraordinary items.......................................  $(13,364)  $15,153     $8,590
Less: preferred dividend requirement and amortization of
  redeemable preferred stock issuance costs.................        --        --      3,802
                                                              --------   -------     ------
Income (loss) from continuing operations available to common
  stockholders--basic.......................................   (13,364)   15,153      4,788
Add: presumed conversion of redeemable preferred stock......        --        --         --
                                                              --------   -------     ------
Income (loss) from continuing operations available to common
  stockholders--diluted.....................................  $(13,364)  $15,153     $4,788
                                                              ========   =======     ======

Denominator:
Weighted average common shares outstanding--basic...........    30,784    31,758     32,144
Common stock equivalents--stock options.....................        --       151        242
Common stock equivalents--warrants..........................        --         7         --
Common stock equivalents--redeemable preferred stock........        --        --         --
                                                              --------   -------     ------
Weighted average common shares outstanding--diluted.........    30,784    31,916     32,386
                                                              ========   =======     ======
Income (loss) from continuing operations available to common stockholders per common share:
Basic (basic numerator/basic denominator)...................  $  (0.44)  $  0.48     $ 0.15
                                                              ========   =======     ======
Diluted (diluted numerator/diluted denominator).............  $  (0.44)  $  0.48     $ 0.15
                                                              ========   =======     ======

    Conversion of redeemable preferred stock and the redemption of the TPG series "A" option (see Note 7--"Redeemable Preferred Stock") was not presumed for fiscal 2000 due to the anti-dilutive effect.

    Certain stock options and warrants which were outstanding during fiscal 2000 were not included in the computation of diluted earnings per share because of the anti-dilutive effect.

    STOCK-BASED COMPENSATION

    The Company discloses stock-based compensation under the requirements of SFAS 123. SFAS 123 requires disclosure of pro forma net income and pro forma net income per share as if the fair value-based method of accounting for stock options had been applied in measuring compensation cost for stock-based awards.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

6.  STOCKHOLDERS' EQUITY (CONTINUED)
    Reported and pro forma net income and net income per share amounts are set forth below (in thousands, except per share data):

                                                                    FISCAL YEAR ENDED
                                                                      SEPTEMBER 30,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
Reported:
  Income (loss) from continuing operations before
    extraordinary items.....................................  $(13,364)  $15,153    $ 8,590
  Net income (loss).........................................   (19,283)    4,688    (65,808)
Income (loss) per common share--basic:
  Income (loss) from continuing operations before
    extraordinary items.....................................     (0.44)     0.48       0.15
  Net income (loss).........................................     (0.63)     0.15      (2.17)
Income (loss) per common share--diluted:
  Income (loss) from continuing operations before
    extraordinary items.....................................     (0.44)     0.48       0.15
  Net income (loss).........................................     (0.63)     0.15      (2.15)
Pro Forma:
  Income (loss) from continuing operations before
    extraordinary items.....................................  $(17,309)  $ 8,130    $ 5,179
  Net loss..................................................   (23,228)   (2,335)   (69,219)
Income (loss) per common share--basic:
  Income (loss) from continuing operations before
    extraordinary items.....................................     (0.56)     0.26       0.04
  Net loss..................................................     (0.75)    (0.07)     (2.15)
Income (loss) per common share--diluted:
  Income (loss) from continuing operations before
    extraordinary items.....................................     (0.56)     0.25       0.04
  Net loss..................................................     (0.75)    (0.07)     (2.14)

    The fair values of the stock options and ESPP options granted were estimated on the date of their grant using the Black-Scholes option pricing model based on the following weighted average assumptions:

                                                   1998           1999            2000
                                                 --------       ---------       --------
Risk-free interest rate...................           4.5%             5.8%          6.3%
Expected life.............................       4 years        3.8 years       3 years
Expected volatility.......................            50%              50%           85%
Expected dividend yield...................             0%               0%            0%

    The weighted average fair value of options granted during fiscal 1998, 1999 and 2000 was $9.53, $2.21 and $1.83, respectively.

7.  REDEEMABLE PREFERRED STOCK

    TPG INVESTMENT. On December 5, 1999, the Company entered into a definitive agreement to issue approximately $59.1 million of cumulative convertible preferred stock to TPG Magellan, LLC, an affiliate of the investment firm Texas Pacific Group ("TPG") (the "TPG Investment").

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

7.  REDEEMABLE PREFERRED STOCK (CONTINUED)
    Pursuant to the agreement, TPG purchased approximately $59.1 million of the Company's Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") and an Option (the "Option") to purchase approximately
$21.0 million of additional Series A Preferred Stock. Net proceeds from issuance of the Series A Preferred Stock were $54.0 million. Approximately 50% of the net proceeds received from the issuance of the Series A Preferred Stock was used to reduce debt outstanding under the Term Loan Facility with the remaining 50% of the proceeds being used for general corporate purposes. The Series A Preferred Stock carries a dividend of 6.5% per annum, payable in quarterly installments in cash or common stock, subject to certain conditions. Dividends not paid in cash or common stock will accumulate. The Series A Preferred Stock is convertible at any time into the Company's common stock at a conversion price of $9.375 per share (which would result in approximately 6.3 million shares of common stock if all of the currently issued Series A Preferred Stock were to convert) and carries "as converted" voting rights. The Company may, under certain circumstances, require the holders of the Series A Preferred Stock to convert such stock into common stock. The Series A Preferred Stock, plus accrued and unpaid dividends thereon, must be redeemed by the Company on December 15, 2009. The Option may be exercised in whole or in part at any time on or prior to June 15, 2002. The Company may, under certain circumstances, require TPG to exercise the Option. The terms of the shares of Series A Preferred Stock issuable pursuant to the Options are identical to the terms of the shares of Series A Preferred Stock issued to TPG at the closing of the TPG Investment.

    TPG has three representatives on the Company's twelve-member Board of Directors.

    The TPG Investment is reflected under the caption "redeemable preferred stock" in the Company's consolidated balance sheet as follows (in thousands):

                                                              SEPTEMBER 30,
                                                                  2000
                                                              -------------
Redeemable convertible preferred stock:
  Series A--stated value $1, 87 shares authorized, 59 shares
    issued and outstanding..................................     $59,063
  Series B--stated value $1, 60 shares authorized, none
    issued and outstanding..................................          --
  Series C--stated value $1, 60 shares authorized, none
    issued and outstanding..................................          --
                                                                 -------
                                                                  59,063
Less: Fair value of Series A Option at issuance.............      (3,366)
                                                                 -------
Total redeemable convertible preferred stock................      55,697
Accretion and accumulated unpaid dividends on Series A
  Preferred Stock...........................................       3,401
Fair value of Series A Option at issuance...................       3,366
Issuance costs, net of amortization of $401.................      (4,630)
                                                                 -------
                                                                 $57,834
                                                                 =======

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

8.  INCOME TAXES

    The provision for income taxes related to continuing operations consisted of the following (in thousands):

                                                    FISCAL YEAR ENDED SEPTEMBER 30,
                                                   ---------------------------------
                                                     1998        1999        2000
                                                   ---------   ---------   ---------
Income taxes currently payable:
  Federal........................................   $ 3,462     $   555     $ 1,000
  State..........................................       289       2,500       1,000
  Foreign........................................        --         500         500
Deferred income taxes:
  Federal........................................    (2,376)     17,835       3,694
  State..........................................    (1,036)        284       2,800
  Foreign........................................        --          --          --
                                                    -------     -------     -------
                                                    $   339     $21,674     $ 8,994
                                                    =======     =======     =======

    A reconciliation of the Company's income tax provision (benefit) for continuing operations to that computed by applying the statutory federal income tax rate is as follows (in thousands):

                                                    FISCAL YEAR ENDED SEPTEMBER 30,
                                                   ---------------------------------
                                                     1998        1999        2000
                                                   ---------   ---------   ---------
Income tax provision at federal statutory income
  tax rate.......................................   $(3,125)    $13,110     $ 6,194
State income taxes, net of federal income tax
  benefit........................................      (443)      1,779       1,080
Non-deductible goodwill amortization.............     5,184       8,887       8,387
IRS settlement-change in estimate................        --          --      (9,091)
Other--net.......................................    (1,277)     (2,102)      2,424
                                                    -------     -------     -------
Income tax provision.............................   $   339     $21,674     $ 8,994
                                                    =======     =======     =======

    As of September 30, 2000, the Company has estimated tax net operating loss ("NOL") carryforwards of approximately $537 million available to reduce future federal taxable income. These NOL carryforwards expire in 2006 through 2020 and are subject to examination by the Internal Revenue Service. In addition, the Company also has estimated tax NOL carryforwards of approximately $125 million available to reduce the federal taxable income of Merit and its subsidiaries. These NOL carryforwards expire in 2009 through 2018 and are subject to examination by the Internal Revenue Service. Further, these NOL carryforwards are subject to limitations on the taxable income of Merit and its subsidiaries. The Company has recorded a valuation allowance against the portion of the total NOL deferred tax asset and certain other deferred tax assets, that in management's opinion, are not likely to be recovered.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

8.  INCOME TAXES (CONTINUED)
    Components of the net deferred income tax (assets) liabilities at September 30, 1999 and 2000 are as follows (in thousands):

                                                             SEPTEMBER 30,
                                                          -------------------
                                                            1999       2000
                                                          --------   --------
Deferred tax liabilities:
  Property and depreciation.............................  $ (2,060)  $(18,081)
  Long-term debt and interest...........................   (19,735)    (8,476)
  ESOP..................................................   (12,968)   (15,005)
  Intangible assets.....................................   (11,332)        --
  Other.................................................   (15,209)   (17,069)
                                                          --------   --------
    Total deferred tax liabilities......................   (61,304)   (58,631)
                                                          --------   --------
Deferred tax assets:
  Intangible assets.....................................        --     19,764
  Operating loss carryforwards..........................   254,696    264,627
  Self-insurance reserves...............................     2,220         --
  Discontinued operations liabilities...................     9,552     21,985
  Other.................................................    51,953     18,995
                                                          --------   --------
  Total deferred tax assets.............................   318,421    325,371
                                                          --------   --------
  Valuation allowance...................................  (165,460)  (144,958)
                                                          --------   --------
  Deferred tax assets after valuation allowance.........   152,961    180,413
                                                          --------   --------
  Net deferred tax assets...............................  $ 91,657   $121,782
                                                          ========   ========

    During fiscal 2000, the Company reached an agreement (the "IRS Agreement") with the Internal Revenue Service ("IRS") related to its federal income tax returns for the fiscal years ended September 30, 1992 and 1993. The IRS had originally proposed to disallow approximately $162 million of deductions related primarily to interest expense in fiscal 1992. Under the IRS Agreement, the Company paid approximately $1 million in taxes and interest to the IRS in the second quarter of fiscal 2001 to resolve the assessment relating to taxes due for these open years, although no concession was made by either party as to the Company's ability to utilize these deductions through NOL carryforwards. As a result of the IRS Agreement, the Company recorded a reduction in deferred tax reserves of approximately $9.1 million, as a change in estimate during the current year.

    The Internal Revenue Service is currently examining Merit's income tax returns for pre-acquisition periods. In management's opinion, adequate provisions have been made for any adjustments which may result from these examinations, including a potential reduction in the amount of NOL carryforwards. The Company believes the examinations could result in a reduction in NOL carryforwards available to offset future taxable income.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

9.  ACCRUED LIABILITIES

    Accrued liabilities consist of the following (in thousands):

                                                             SEPTEMBER 30,
                                                          -------------------
                                                            1999       2000
                                                          --------   --------
Salaries, wages and other benefits......................  $ 22,318   $ 21,411
TRICARE Adjustments.....................................    51,784     22,603
Due to Providers........................................    35,918      7,711
Other...................................................    99,776    123,973
                                                          --------   --------
                                                          $209,796   $175,698
                                                          ========   ========

10.  MANAGED CARE INTEGRATION COSTS AND SPECIAL CHARGES

    INTEGRATION PLAN

    During fiscal 1998, management committed the Company to a plan to combine and integrate the operations of its behavioral managed care organizations (BMCOs) and specialty managed care organizations (the "Integration Plan") that resulted in the elimination of duplicative functions and standardized business practices and information technology platforms. The Integration Plan resulted in the elimination of approximately 1,000 positions during fiscal 1998 and fiscal 1999. Approximately 510 employees were involuntarily terminated pursuant to the Integration Plan.

    The employee groups of the BMCOs that were primarily affected include executive management, finance, human resources, information systems and legal personnel at the various BMCOs corporate headquarters and regional offices and credentialing, claims processing, contracting and marketing personnel at various operating locations.

    The Integration Plan resulted in the closure of approximately 20 leased facilities during fiscal 1998 and 1999.

    The Company initially recorded approximately $21.3 million of liabilities related to the Integration Plan, of which $12.4 million was recorded as part of the Merit purchase price allocation and $8.9 million was recorded in the statement of operations under "Managed care integration costs" in fiscal 1998.

    During fiscal 1999, the Company recorded adjustments of approximately $(0.3) million, net, to such liabilities, of which $(0.8) million was recorded as part of the Merit purchase price allocation and $0.5 million was recorded in the statement of operations under "Managed care integration costs." The Company may record additional adjustments to such liabilities during the future periods depending on changes in its ability to sublease closed offices.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

10.  MANAGED CARE INTEGRATION COSTS AND SPECIAL CHARGES (CONTINUED)
    The following table provides a rollforward of liabilities resulting from the Integration Plan (in thousands):

                                                    BALANCE                                  BALANCE
                                                 SEPTEMBER 30,                            SEPTEMBER 30,
TYPE OF COST                                         1998        ADJUSTMENTS   PAYMENTS       1999
------------                                     -------------   -----------   --------   -------------
Employee termination benefits..................     $ 6,190        $ 1,959     $(7,380)      $  769
Facility closing costs.........................       7,475         (2,071)     (2,310)       3,094
Other..........................................         169           (169)         --           --
                                                    -------        -------     -------       ------
                                                    $13,834        $  (281)    $(9,690)      $3,863
                                                    =======        =======     =======       ======

                                                    BALANCE                                  BALANCE
                                                 SEPTEMBER 30,                            SEPTEMBER 30,
TYPE OF COST                                         1999        ADJUSTMENTS   PAYMENTS       2000
------------                                     -------------   -----------   --------   -------------
Employee termination benefits..................     $   769        $   151     $  (735)      $  185
Facility closing costs.........................       3,094           (151)     (1,312)       1,631
                                                    -------        -------     -------       ------
                                                    $ 3,863        $    --     $(2,047)      $1,816
                                                    =======        =======     =======       ======

    OTHER INTEGRATION COSTS

    The Integration Plan resulted in additional incremental costs that were expensed as incurred in accordance with Emerging Issues Task Force Consensus 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)" that are not described above and certain other charges. Other integration costs include, but are not limited to, outside consultants, costs to relocate closed office contents and long-lived asset impairments. Other integration costs are reflected in the statement of operations under "Managed care integration costs".

    During fiscal 1998, the Company incurred approximately $8.1 million, in other integration costs, including long-lived asset impairments of approximately $2.4 million, and outside consulting costs of approximately $4.1 million. The asset impairments relate primarily to identifiable intangible assets and leasehold improvements that no longer have value and have been written off as a result of the Integration Plan.

    During fiscal 1999, the Company incurred approximately $5.7 million in other integration costs, primarily for outside consulting costs and employee and office relocation costs.

    SPECIAL CHARGES.

    During fiscal 1999, the Company recorded special charges of approximately $4.4 million related primarily to the loss on disposal of an office building, executive severance and relocation of its corporate headquarters from Atlanta, Georgia to Columbia, Maryland. In addition, during fiscal 2000 the Company incurred special charges of $9.6 million, net of the $1.9 million non-recurring gain on the sale of the corporate aircraft, related to the closure of certain provider offices and restructuring of the corporate function and certain behavioral managed healthcare office sites. These charges resulted in

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

10.  MANAGED CARE INTEGRATION COSTS AND SPECIAL CHARGES (CONTINUED)
$5.9 million of accrued severance; $4.7 million of accrued lease termination costs and $0.9 million of other exit costs at September 30, 2000.

    The Company recorded a charge of approximately $15.8 million during fiscal 2000 related to the impairment of certain long-lived assets in accordance with FAS 121. This amount is included in "Special charges" in the Company's consolidated statements of operations for such periods and is related to the goodwill, property and equipment and identifiable intangible assets of Group Practice Affiliate ("GPA"), which is a component of the Company's behavioral managed healthcare segment.

    During the quarter ended September 30, 2000, GPA recorded operating losses of $2.0 associated primarily with the termination or restructuring of various customer contracts. These events and the resulting expectation of lower future earnings and cash flows from GPA represent a change in circumstances with respect to the business of GPA. The Company estimates that the future undiscounted cash flows expected to be generated by GPA are insufficient to fully recover the recorded cost of the GPA assets.

    Accordingly, the Company adjusted the GPA assets to their estimated fair value as of September 30, 2000. Based upon the circumstances described above, the Company estimated that the fair value of the GPA assets was approximately $2.1 million at September 30, 2000. This value reflects the Company's estimate of the recoverable fair value of GPA's property and equipment through sale or continued use.

11.  SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental cash flow information is as follows (in thousands):

                                                                 YEAR ENDED SEPTEMBER 30,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
Income taxes paid, net of refunds received..................  $11,116    $    347   $  3,208
Interest paid, net of amounts capitalized...................   95,153     102,094    102,236
Non-cash Transactions:
Common Stock in Treasury issued in connection with the
  purchase of the remaining 39% interest in Green Spring
  Health Services, Inc......................................   63,496          --         --

12.  COMMITMENTS AND CONTINGENCIES

    The Company is self-insured for a portion of its general and professional liability risks. The reserves for self-insured general and professional liability losses, including loss adjustment expenses, were included in reserve for unpaid claims in the Company's consolidated balance sheet and were based on actuarial estimates that were discounted at an average rate of 6% to their present value based on the Company's historical claims experience adjusted for current industry trends. These reserves related primarily to the professional liability risks of the Company's healthcare provider segment prior to the Crescent Transactions. The undiscounted amount of the reserve for unpaid claims at September 30, 1998 was approximately $34.6 million. The carrying amount of accrued medical malpractice claims was $26.2 million at September 30, 1998. The reserve for unpaid claims was adjusted periodically as such claims matured, to reflect changes in actuarial estimates based on actual experience. During fiscal 1998, the Company recorded reductions in malpractice claim reserves of approximately $4.1 million,

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

12. COMMITMENTS AND CONTINGENCIES (CONTINUED) respectively, as a result of updated actuarial estimates which is included in discontinued operations. This reduction resulted primarily from updates to actuarial assumptions regarding the Company's expected losses for more recent policy years. This revision was based on changes in expected values of ultimate losses resulting from the Company's claim experience, and increased reliance on such claim experience. On July 2, 1999, the Company transferred its remaining medical malpractice claims portfolio (the "Loss Portfolio Transfer") to a third-party insurer for approximately $22.3 million. The Loss Portfolio Transfer was funded from assets restricted for settlement of unpaid claims. The insurance limit obtained through the Loss Portfolio Transfer for future medical malpractice claims is $26.3 million. The Company continually evaluates the adequacy of these insured limits and Management believes these amounts are sufficient.

    The healthcare industry is subject to numerous laws and regulations. The subjects of such laws and regulations include, but are not limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Recently, government activity has increased with respect to investigations and/or allegations concerning possible violations of fraud and abuse and false claims statutes and/or regulations by healthcare providers. Entities that are found to have violated these laws and regulations may be excluded from participating in government healthcare programs, subjected to fines or penalties or required to repay amounts received from the government for previously billed patient services. The Office of the Inspector General of the Department of Health and Human Services and the United States Department of Justice ("Department of Justice") and certain other governmental agencies are currently conducting inquiries and/or investigations regarding the compliance by the Company and certain of its subsidiaries with such laws and regulations. We are uncertain regarding the substance or scope of these inquiries and are therefore unable to ascertain the impact of these inquiries. Certain of the inquiries relate to the operations and business practices of the Psychiatric Hospital Facilities prior to the consummation of the Crescent Transactions in June 1997. The Department of Justice has indicated that its inquiries are based on its belief that the federal government has certain civil and administrative causes of action under the Civil False Claims Act, the Civil Monetary Penalties Law, other federal statutes and the common law arising from the participation in federal health benefit programs of CBHS psychiatric facilities nationwide. The Department of Justice inquiries relate to the following matters: (i) Medicare cost reports; (ii) Medicaid cost statements; (iii) supplemental applications to CHAMPUS/TRICARE based on Medicare cost reports; (iv) medical necessity of services to patients and admissions; (v) failure to provide medically necessary treatment or admissions; and (vi) submission of claims to government payors for inpatient and outpatient psychiatric services. No amounts related to such proposed causes of action have yet been specified. The Company cannot reasonably estimate the settlement amount, if any, associated with the Department of Justice inquiries. Accordingly, no reserve has been recorded related to this matter.

    Five affiliated outpatient clinic providers (the "Providers") that are participating providers in the TennCare program asserted claims against Green Spring Health Services, Inc., a wholly-owned subsidiary of the Company ("Green Spring") and Premier Behavioral Systems of Tennessee, LLC, ("Premier") the joint venture that contracts with the State of Tennessee to manage services under the TennCare program and in which the Company holds a 50% interests alleging, that Premier and Green Spring failed to pay the providers in accordance with their contracts. The claims alleged losses in excess of $16 million in the aggregate and were subject to five separate arbitration proceedings which were at

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

12. COMMITMENTS AND CONTINGENCIES (CONTINUED) various stages. Management has monitored these claims and recorded estimated reserves based on current facts and circumstances, including results of certain of the arbitration proceedings. In April 2001, Premier and Green Spring settled all outstanding claims with the Providers.

    On or about August 4, 2000, the Company was served with a lawsuit filed by Wachovia Bank, N.A. ("Wachovia") in the Court of Common Pleas of Richland County, South Carolina, seeking recovery under the indemnification provisions of an Engagement Letter between South Carolina National Bank (now Wachovia) and the Company and the ESOP Trust Agreement between South Carolina National Bank (now Wachovia) and the Company for losses sustained in a settlement entered into by Wachovia with the United States Department of Labor in connection with the ESOP's purchase of stock of the Company in 1990 while Wachovia served as ESOP Trustee. Wachovia also alleges fraud, negligent misrepresentation and other claims and asserts its losses exceed $30 million. During the second quarter of fiscal 2001, the court entered an order dismissing all of the claims asserted by Wachovia, with the exception of the contractual indemnification portion of the claim. While the claim is in discovery and an outcome cannot be determined, the Company believes the claim of Wachovia is without merit and is defending it vigorously.

    On October 26, 2000, two class action complaints (the "Class Actions") were filed against Magellan Health Services, Inc. and Magellan Behavioral Health, Inc. (the "Defendants") in the United States District Court for the Eastern District of Missouri under the Racketeer Influenced and Corrupt Organizations Act ("RICO") and the Employment Retirement Income Security Act of 1974 ("ERISA"). The class representatives purport to bring the actions on behalf of a nationwide class of individuals whose behavioral health benefits have been provided, underwritten and/or arranged by the Defendants since 1994. The complaints allege violations of RICO and ERISA arising out of the Defendants' alleged misrepresentations with respect to and failure to disclose its claims practices, the extent of the benefits coverage and other matters that cause the value of benefits to be less than the amount of premiums paid. The complaints seek unspecified compensatory damages, treble damages under RICO, and an injunction barring the alleged improper practices, plus interest, costs and attorneys' fees. While the claim is in the initial stages and an outcome cannot be determined, the Company believes that the claims are without merit and intends to defend them vigorously.

    The Company is also subject to or party to other litigation, claims and civil suits, relating to its operations and business practices. Certain of the Company's managed care litigation matters involve class action lawsuits, which allege (i) the Company inappropriately denied and/or failed to authorize benefits for mental health treatment under insurance policies with a customer of the Company and (ii) a provider at a Company facility violated privacy rights of certain patients. The Company is also subject to certain contingencies in connection with the CBHS bankruptcy as discussed in Note 3. In the opinion of management, the Company has recorded reserves that are adequate to cover litigation, claims or assessments that have been or may be asserted against the Company, and for which the outcome is probable and reasonably estimable, arising out of such other litigation, claims and civil suits. Furthermore, management believes that the resolution of such litigation, claims and civil suits will not have a material adverse effect on the Company's financial position or results of operations; however, there can be no assurance in this regard.

    The Company provides mental health and substance abuse services, as a subcontractor, to beneficiaries of TRICARE (formerly CHAMPUS) under two separate contracts. The fixed monthly amounts that the Company receives for medical costs under TRICARE contracts are subject to

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

12. COMMITMENTS AND CONTINGENCIES (CONTINUED) retroactive adjustment ("TRICARE Adjustments") based upon actual healthcare utilization during the period known as the "data collection period". The Company recorded reserves of approximately $51.8 million and $22.6 million as of September 30, 1999 and 2000, respectively, for repayments, if any, with respect to TRICARE Adjustments. During the first quarter of fiscal 2000, the Company reached a settlement agreement with a contractor under one of its TRICARE contracts whereby the Company agreed to pay approximately $38.1 million to the contractor during the quarter ended December 31, 1999. During the first two quarters of fiscal 2001, the Company and the contractors under its TRICARE contracts agreed to settlements of their joint appeals of the Department of Defense's retroactive adjustments and other contractual issues, resulting in the Company receiving approximately $30.3 million. While management believes that the present reserve for TRICARE adjustments is reasonable, ultimate settlement resulting from adjustments and available appeal processes may vary from the amounts provided. Choice, one of the Company's 50% joint ventures (see Note 2), also participates as a subcontractor to TRICARE. During the second quarter of fiscal 2001, Choice and its contractor also agreed to a settlement of a joint appeal to the Department of Defense's retroactive adjustment, resulting in Choice receiving approximately $50 million.

13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Gerald L. McManis, a director of the Company, is the President of McManis Associates, Inc. ("MAI"), a healthcare development and management consulting firm. During fiscal 1998, MAI provided consulting services to the Company with respect to the development of strategic plans and a review of the Company's business processes. The Company incurred approximately $85,000 in fees for such services and related expenses during fiscal 1998.

    G. Fred DiBona, Jr., a director of the Company, is a Director and the President and Chief Executive Officer of Independence Blue Cross ("IBC"), a health insurance company. IBC owned 16.67% of Green Spring prior to December 13, 1995. On December 13, 1995, IBC sold 4.42% of its ownership interest in Green Spring to the Company for $5,376,000 in cash. IBC had a cost basis of $3,288,000 in the 4.42% ownership interest sold to the Company. IBC had the option to exchange its ownership interest in Green Spring for a maximum of 889,456 shares of Common Stock or $20,460,000 in subordinated notes through December 13, 1998. IBC exercised its option on January 29, 1998 for Magellan common stock valued at approximately $17.9 million.

    IBC and its affiliated entities contract with the Company for provider network, care management and medical review services pursuant to contractual relationships. The Company recorded revenue of approximately $54.6 million, $59.1 million and $58.8 million from IBC during fiscal 1998, 1999 and 2000, respectively.

    Darla D. Moore, a director of the Company since February 1996, is the spouse of Richard E. Rainwater, Chairman of the Board of Crescent and one of the largest stockholders of the Company. Because of her relationship to Mr. Rainwater, Ms. Moore did not participate in any Board action taken with respect to the Crescent Transactions.

    Approximately 30% of the voting interest in Vivra was owned by TPG at the time of the Company's acquisition of Vivra.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

14.  BUSINESS SEGMENT INFORMATION

    The Company operates in the behavioral managed healthcare business. The Company provides behavioral managed healthcare services to health plans, insurance companies, corporations, labor unions and various governmental agencies. The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The Company evaluates performance of its segments based on profit or loss from continuing operations before depreciation, amortization, interest, net, stock option expense (credit), managed care integration costs, special charges, net, income taxes and minority interest ("Segment Profit"). Intersegment sales and transfers are not significant. In conjunction with the discontinuance of its other segments, the Company is evaluating its remaining business to determine if additional segment disclosure is warranted. The Company anticipates completion of the evaluation during fiscal 2001.

    The following tables summarize, for the periods indicated, operating results and other financial information, by business segment (in thousands):

                                         BEHAVIORAL    CORPORATE
                                          MANAGED     OVERHEAD AND
                                         HEALTHCARE      OTHER          CONSOLIDATED
                                         ----------   ------------      ------------
1998
Net revenue............................  $1,017,002     $     --         $1,017,002
Segment profit (loss)..................     137,192      (15,866)           121,326
Equity in earnings of unconsolidated
  subsidiaries.........................      12,795           --             12,795
Investment in unconsolidated
  subsidiaries.........................      10,125          941             11,066
Capital expenditures...................      27,535       16,678 (1)         44,213
Total assets...........................  $1,356,259     $560,829 (1)     $1,917,088
1999
Net revenue............................  $1,465,918     $     --         $1,465,918
Segment Profit (loss)..................     218,253      (13,939)           204,314
Equity in earnings of unconsolidated
  subsidiaries.........................      20,442           --             20,442
Investment in unconsolidated
  subsidiaries.........................      18,396           --             18,396
Capital expenditures...................      37,487       10,632 (1)         48,119
Total assets...........................  $1,472,539     $409,076 (1)     $1,881,615
2000
Net revenue............................  $1,640,933     $     --         $1,640,933
Segment Profit (loss)..................     221,929      (13,286)           208,643
Equity in earnings of unconsolidated
  subsidiaries.........................       9,792           --              9,792
Investment in unconsolidated
  subsidiaries.........................      12,746           --             12,746
Capital expenditures...................      26,550       10,374 (1)         36,924
Total assets...........................  $1,471,937     $331,850 (1)     $1,803,787

------------------------

(1) Includes assets of discontinued operations.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

14.  BUSINESS SEGMENT INFORMATION (CONTINUED)
    The following tables reconcile segment profit to consolidated income from continuing operations before income taxes, minority interest and extraordinary items:

1998
Segment profit..............................................  $121,326
Depreciation and amortization...............................   (42,413)
Interest, net...............................................   (76,505)
Stock option credit.........................................     5,623
Managed care integration costs..............................   (16,962)
                                                              --------
Income (loss) from continuing operations before income
  taxes, minority interest and extraordinary items..........  $ (8,931)
                                                              ========

1999
Segment Profit..............................................  $204,314
Depreciation and amortization...............................   (62,408)
Interest, net...............................................   (93,752)
Stock option expense........................................       (18)
Managed care integration costs..............................    (6,238)
Special charges.............................................    (4,441)
                                                              --------
Income from continuing operations before income taxes,
  minority interest and extraordinary items.................  $ 37,457
                                                              ========

2000
Segment Profit..............................................  $208,643
Depreciation and amortization...............................   (68,261)
Interest, net...............................................   (97,286)
Special charges.............................................   (25,398)
                                                              --------
Income from continuing operations before income taxes,
  minority interest and
  extraordinary items.......................................  $ 17,698
                                                              ========

    Revenue generated and long-lived assets located in foreign countries are not material. Revenues from two customers of the Company's behavioral managed healthcare segment each represented approximately $283 million and $227 million of the Company's consolidated revenues for fiscal 2000 and $235 million and $214 million of the Company's consolidated revenues for fiscal 1999. In fiscal 1998, approximately $154 million in revenues were derived from one contract.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

15.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following is a summary of the unaudited quarterly results of operations for the years ended September 30, 1999 and 2000.

                                                                             FOR THE QUARTER ENDED
                                                              ---------------------------------------------------
                                                              DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                                                  1999         2000        2000         2000
                                                              ------------   ---------   --------   -------------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FISCAL 2000
Net Revenue.................................................    $381,722     $408,159    $418,683      $432,369
                                                                --------     --------    --------      --------
Cost and expenses:
    Salaries, cost of care and other operating expenses.....     333,715      361,694     368,167       378,506
    Equity in earnings of unconsolidated subsidiaries.......      (3,474)      (2,908)     (2,465)         (945)
    Depreciation and amortization...........................      16,680       16,823      17,387        17,371
    Interest, net...........................................      23,991       24,254      23,956        25,085
    Special charges, net....................................          --           --          --        25,398
                                                                --------     --------    --------      --------
                                                                 370,912      399,863     407,045       445,415
                                                                --------     --------    --------      --------
Income (loss) from continuing operations before income taxes
  and minority interest.....................................      10,810        8,296      11,638       (13,046)
Provision for (benefit from) income taxes...................       5,780        6,505       7,842       (11,133)
                                                                --------     --------    --------      --------
Income (loss) from continuing operations before minority
  interest..................................................       5,030        1,791       3,796        (1,913)
Minority interest...........................................         142         (111)         74             9
                                                                --------     --------    --------      --------
Income (loss) from continuing operations....................       4,888        1,902       3,722        (1,922)
                                                                --------     --------    --------      --------
Discontinued operations:
    Income (loss) from discontinued operations..............      (2,222)     (47,438)      1,236        (8,312)
    Loss on disposal of discontinued operations.............          --           --          --       (17,662)
                                                                --------     --------    --------      --------
                                                                  (2,222)     (47,438)      1,236       (25,974)
                                                                --------     --------    --------      --------
Net income (loss)...........................................       2,666      (45,536)      4,958       (27,896)
Preferred dividend requirement and amortization of
  redeemable preferred stock issuance costs.................         216        1,088       1,195         1,303
                                                                --------     --------    --------      --------
Income (loss) available to common stockholders..............    $  2,450     $(46,624)   $  3,763      $(29,199)
                                                                ========     ========    ========      ========

Weighted average number of shares outstanding--basic........      31,980       32,058      32,166        32,368
                                                                ========     ========    ========      ========
Weighted average number of shares outstanding--diluted......      32,160       32,289      32,578        32,368
                                                                ========     ========    ========      ========
Income (loss) per share available to common
  stockholders--basic:
    Income (loss) from continuing operations................    $   0.15     $   0.03    $   0.08      $  (0.10)
    Income (loss) from discontinued operations..............    $  (0.07)    $  (1.48)   $   0.04      $  (0.80)
                                                                --------     --------    --------      --------
Net income (loss)...........................................    $   0.08     $  (1.45)   $   0.12      $  (0.90)
                                                                ========     ========    ========      ========
Income (loss) per common share available to common
  stockholders--diluted:
    Income (loss) from continuing operations................    $   0.15     $   0.03    $   0.08      $  (0.10)
    Income (loss) from discontinued operations..............    $  (0.07)    $  (1.47)   $   0.04      $  (0.80)
                                                                --------     --------    --------      --------
Net income (loss)...........................................    $   0.08     $  (1.44)   $   0.12      $  (0.90)
                                                                ========     ========    ========      ========

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 2000

15.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

                                                                             FOR THE QUARTER ENDED
                                                              ---------------------------------------------------
                                                              DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                                                  1998         1999        1999         1999
                                                              ------------   ---------   --------   -------------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FISCAL 1999
Net Revenue.................................................    $353,966     $379,232    $365,361      $367,359
                                                                --------     --------    --------      --------
Cost and expenses:
    Salaries, cost of care and other operating expenses.....     308,651      335,625     321,088       316,682
    Equity in earnings of unconsolidated subsidiaries.......      (3,783)      (6,262)     (8,196)       (2,201)
    Depreciation and amortization...........................      14,921       15,725      16,831        14,931
    Interest, net...........................................      24,122       24,229      22,662        22,739
    Stock option expense....................................          12            6          --            --
    Managed care integration costs..........................       1,750        2,119         522         1,847
    Special charges, net....................................       1,084        2,252          --         1,105
                                                                --------     --------    --------      --------
                                                                 346,757      373,694     352,907       355,103
                                                                --------     --------    --------      --------
Income from continuing operations before income taxes and
  minority interest.........................................       7,209        5,538      12,454        12,256
Provision for income taxes..................................       4,547        3,898       6,654         6,575
                                                                --------     --------    --------      --------
Income from continuing operations before minority
  interest..................................................       2,662        1,640       5,800         5,681
Minority interest...........................................         410          (34)        189            65
                                                                --------     --------    --------      --------
Income from continuing operations...........................       2,252        1,674       5,611         5,616
                                                                --------     --------    --------      --------
Discontinued operations:
    Income from discontinued operations.....................       1,929        2,283      15,888        16,858
    Loss on disposal of discontinued operations.............          --           --          --       (47,423)
                                                                --------     --------    --------      --------
                                                                   1,929        2,283      15,888       (30,565)
                                                                ========     ========    ========      ========
Net income (loss)...........................................       4,181        3,957      21,499       (24,949)
Preferred dividend requirement and amortization of
  redeemable preferred stock issuance costs.................          --           --          --            --
                                                                --------     --------    --------      --------
Income (loss) available to common stockholders..............    $  4,181     $  3,957    $ 21,499      $(24,949)
                                                                ========     ========    ========      ========

Weighted average number of shares outstanding-basic.........      31,613       31,741      31,778        31,850
                                                                ========     ========    ========      ========
Weighted average number of shares outstanding--diluted......      31,660       31,751      32,041        32,200
                                                                ========     ========    ========      ========
Income (loss) per common share available to common
  stockholders--basic:
    Income from continuing operations.......................    $   0.07     $   0.05    $   0.18      $   0.18
    Income (loss) from discontinued operations..............    $   0.06     $   0.07    $   0.50      $  (0.96)
                                                                --------     --------    --------      --------
Net income (loss)...........................................    $   0.13     $   0.12    $   0.68      $  (0.78)
                                                                ========     ========    ========      ========
Income (loss) per common share available to common
  stockholders--diluted:
    Income from continuing operations.......................    $   0.07     $   0.05    $   0.17      $   0.17
    Income (loss) from discontinued operations..............    $   0.06     $   0.07    $   0.50      $  (0.95)
                                                                --------     --------    --------      --------
Net income (loss)...........................................    $   0.13     $   0.12    $   0.67      $  (0.78)
                                                                ========     ========    ========      ========

                         MAGELLAN HEALTH SERVICES, INC.
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                        BALANCE AT    CHARGED TO      CHARGED TO                     BALANCE AT
                                       BEGINNING OF   COSTS AND         OTHER                          END OF
CLASSIFICATION                            PERIOD       EXPENSES        ACCOUNTS       DEDUCTION        PERIOD
--------------                         ------------   ----------      ----------      ---------      ----------
Fiscal year ended September 30, 1998:

                                                                        $15,031(A)     $24,440(B)
  Allowance for doubtful accounts....     $40,311       $ 4,977 (D)       4,376(C)       5,388(F)      $34,867
                                          -------       -------         -------        -------         -------

                                          $40,311       $ 4,977         $19,407        $29,828         $34,867
                                          =======       =======         =======        =======         =======

Fiscal year ended September 30, 1999:

                                                                                       $ 1,280(B)
                                                        $ 3,277 (D)     $ 2,362(A)         672(F)
  Allowance for doubtful accounts....     $34,867        (8,072)(E)         604(C)       2,649(H)      $28,437
                                          -------       -------         -------        -------         -------

                                          $34,867       $(4,795)        $ 2,966        $ 4,601         $28,437
                                          =======       =======         =======        =======         =======

Fiscal year ended September 30, 2000:

                                                                                       $ 3,355(B)
  Allowance for doubtful accounts....     $28,437       $ 8,651 (D)     $   494(A)      22,635(C)      $11,592
                                          -------       -------         -------        -------         -------

                                          $28,437       $ 8,651         $   494        $25,990         $11,592
                                          =======       =======         =======        =======         =======

------------------------

(A) Recoveries of accounts receivable previously written off.

(B) Accounts written off.

(C) Allowance for doubtful accounts (net) assumed or disposed of in acquisitions or dispositions.

(D) Bad debt expense.

(E) Accounts receivable collection fees included in loss on Crescent
    Transactions.

(F) Accounts receivable collection fees payable to CBHS and outside vendors.

(G) Amounts reclassified to contractual allowances.

(H) Conversion of Provider JVs from consolidation to equity method.